                                                               Exhibit (a)(1)(A)


                          Offer to Purchase for Cash
                                      by
                          Edgewater Technology, Inc.
                                     up to
                     16,250,000 Shares of its Common Stock
          (Including the Associated Preferred Stock Purchase Rights)
                                      at
                              $8.00 Net Per Share

                                ---------------

 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EST, ON TUESDAY, JANUARY 23, 2001, UNLESS THE OFFER IS EXTENDED.

                                ---------------
  Edgewater Technology, Inc., a Delaware corporation (the "Company"), is offering to purchase up to 16,250,000 shares of its common stock, par value $0.01 per share (the "Shares"), at a price of $8.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended from time to time, constitute the "Offer"), including the proration provisions described herein. All Shares tendered and purchased will include the associated preferred stock purchase rights issued pursuant to the Rights Agreement dated as of July 21, 2000 between the Company and EquiServe Trust Company, N.A., as rights agent, and, unless the context otherwise requires, all references to Shares include the associated preferred stock purchase rights.

  As part of the Offer, the Company is also permitting tenders of up to 408,000 Shares ("Qualified Option Shares") in the Offer in connection with the conditional exercise of vested options having exercise prices below $8.00 under the Company's stock option plans. The Company will pay to the holders of such options $8.00 less the per Share exercise price and applicable tax withholding amount for each Qualified Option Share purchased in the Offer. The Qualified Option Shares will be subject to the prorationing provisions described herein on the same basis as the Shares.

  The Company reserves the right, in its sole discretion but subject to any applicable legal requirements, to purchase more than 16,250,000 Shares pursuant to the Offer but does not currently intend to do so. This Offer is not conditioned upon any minimum number of Shares or Qualified Option Shares being tendered. This Offer is subject to certain conditions. See "Section 13. Certain Conditions to the Offer."

  The Shares are listed and traded on the Nasdaq National Market under the symbol "EDGW." On December 14, 2000, the last full trading day prior to the Company's announcement of its intent to commence a $130,000,000 fixed price issuer tender offer, the last reported sales price of the Shares on the Nasdaq National Market was $5.50 per Share. On December 20, 2000, the last full trading day before the announcement of all of the terms of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $6.0625 per Share.

  BEFORE MAKING A DETERMINATION CONCERNING WHETHER TO TENDER IN THE OFFER, STOCKHOLDERS ARE URGED TO CAREFULLY REVIEW THIS OFFER, INCLUDING, IN PARTICULAR, SECTIONS 2 AND 3 HEREOF BEGINNING ON PAGES 9 AND 13, RESPECTIVELY, AND TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER SHOULD TENDER ANY OR ALL OF SUCH STOCKHOLDER'S SHARES OR WHETHER ANY HOLDER OF OPTIONS SHOULD TENDER ANY OR ALL OF SUCH HOLDER'S QUALIFIED OPTION SHARES PURSUANT TO THE OFFER. EACH STOCKHOLDER AND HOLDER OF OPTIONS MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES OR QUALIFIED OPTION SHARES AND, IF SO, HOW MANY SHARES OR QUALIFIED OPTION SHARES TO TENDER.

  Clete T. Brewer, the Company's Chairman and Chief Executive Officer, who beneficially owns 1,036,084 Shares, has advised us that he intends to tender into the Offer 569,846 Shares that he owns. The remaining officers and directors of the Company, as a group, who together beneficially own 164,997 Shares and 132,759 Qualified Option Shares, have advised us that they intend to tender into the Offer 135,311 Shares that they own and that they intend to tender 40,000 Qualified Option Shares.

                    The Dealer Managers for the Offer are:

Credit Suisse First Boston                       Banc of America Securities LLC
Corporation

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to EquiServe Trust Company, N.A. (the "Depositary") and either deliver the certificates for such Shares along with the Letter of Transmittal to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in "Section 5. Procedures for Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee (each of the foregoing, a "Custodian") to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a Custodian must contact such Custodian to tender such Shares.

  Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in "Section 5. Procedures for Tendering Shares."

  Holders of Qualified Option Shares who wish to participate in the Offer by conditionally tendering the Qualified Option Shares should also follow the instructions and procedures set forth in the Option Election Form and Related Instructions provided to them. These documents are also part of the terms of the Offer.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to Corporate Investor Communications, Inc. ("Corporate Investor Communications" or the "Information Agent"), Credit Suisse First Boston Corporation ("Credit Suisse First Boston)" or Banc of America Securities LLC ("Bank of America Securities" and, together with Credit Suisse First Boston, the "Dealer Managers") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders may also contact their Custodian for assistance concerning the Offer.

  NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS (OR HOLDERS OF OPTIONS) SHOULD TENDER OR REFRAIN FROM TENDERING SHARES (OR QUALIFIED OPTION SHARES) PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

  THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") HAS NOT APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

 SUMMARY...................................................................   2

 INTRODUCTION..............................................................   6

 THE OFFER.................................................................   8
  1. Terms of the Offer; Expiration Date..................................    8
  2. Recent Developments; Purpose of the Offer; Certain Effects of the
     Offer................................................................    9
  3. Important Considerations in Deciding Whether to Tender Shares or
     Qualified Option Shares Pursuant to the Offer; Forward-Looking
     Information..........................................................   13
  4. Acceptance for Payment and Payment for Shares........................   20
  5. Procedures for Tendering Shares......................................   22
  6. Withdrawal Rights....................................................   24
  7. Certain U.S. Federal Income Tax Consequences.........................   25
  8. Price Range of Shares; Dividends; Our Rights Plan....................   28
  9. Source and Amount of Funds...........................................   30
 10. Certain Information Concerning Us....................................   30
 11. Pro Forma Financial Statements.......................................   31
 12. Fees and Expenses....................................................   38
 13. Certain Conditions to the Offer......................................   39
 14. Extension of the Offer; Termination; Amendments......................   40
 15. Certain Legal Matters................................................   41
 16. Interests of Directors and Officers; Transactions and Arrangements
     Concerning Shares and
     Qualified Option Shares..............................................   41
 17. Miscellaneous........................................................   43

                                    SUMMARY

  Edgewater Technology, Inc., a Delaware corporation, is offering to purchase up to 16,250,000 shares of its outstanding common stock for $8.00 per share, net to you in cash, and, in addition, up to 408,000 Qualified Option Shares, for the applicable Qualified Option Share Spread. The following are some of the questions that you, as a stockholder or a holder of Qualified Option Shares of Edgewater Technology, Inc., may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

  Edgewater Technology, Inc. See "Section 10. Certain Information Concerning
Us."

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT FOR THE
SHARES?

  We are offering to pay $8.00 per share, net to you in cash. If you are the record owner of your shares and you tender your shares directly to the depositary in the Offer, you will not have to pay brokerage fees or similar expenses to the Dealer Managers, the Information Agent or the depositary. If you own your shares through a custodian, and your custodian tenders your shares on your behalf, your custodian may charge you a fee for doing so. You should consult your custodian to determine whether any charges will apply. See "INTRODUCTION" and "Section 5. Procedures for Tendering Shares."

  Stockholders whose shares are purchased in the Offer will be paid the offer price of $8.00 per share in cash as soon as practicable after the expiration of the Offer. Under no circumstances will we pay interest on the offer price, including but not limited to, by reason of any delay in making payment. See "Section 1. Terms of the Offer; Expiration Date" for a more detailed discussion of the Offer Price.

HOW ARE YOU OFFERING TO PURCHASE QUALIFIED OPTION SHARES?

  Holders of Qualified Option Shares, or shares subject to exercisable options with an exercise price of less than $8.00 per share granted under our stock option plans, will be permitted to tender in connection with the conditional "cashless" exercises of such options and receive the difference between $8.00 and the per share exercise price, less applicable withholding taxes, for each Qualified Option Share purchased by us (the "Qualified Option Share Spread"). Based upon the Offer Price, if all Qualified Option Shares were tendered pursuant to the Offer, the maximum aggregate amount of Qualified Option Share Spread that would be payable would be $700,000. The Qualified Option Shares will be subject to the prorationing provisions described herein on the same basis as the Shares. We have been advised that no employee or officer who received a grant of stock options in connection with the August 2000 grant of approximately 2.9 million options intends to tender Qualified Option Shares in the Offer.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

  Yes, we plan to obtain all funds necessary for the Offer from our existing cash reserves funds. The Offer is not conditioned upon any financing arrangements. See "Section 9. Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

  You will have until 12:00 midnight, EST, on Tuesday, January 23, 2001 or any later date to which we may extend the Offer, to decide whether to tender your shares or Qualified Option Shares in the Offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See "Section 5. Procedures for Tendering Shares."

CAN THE OFFER BE EXTENDED, AMENDED OR TERMINATED AND UNDER WHAT CIRCUMSTANCES?

  We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. See "Section 14. Extension of the Offer; Termination; Amendments" for a more detailed discussion of the extension and amendment of the Offer.

  We can terminate the Offer under certain circumstances. See "Section 13. Certain Conditions to the Offer."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  If we extend the Offer, we will inform the EquiServe Trust Company, N.A. ("EquiServe"), which is the depositary for the Offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., EST, on the next business day after the day on which the Offer was scheduled to expire. See "Section 1. Terms of the Offer; Expiration Date" and "Section 14. Extension of the Offer; Termination; Amendments" for a more detailed discussion of the notification procedure.

ARE THERE ANY CONDITIONS TO THE OFFER?

  The Offer is not subject to a condition that a minimum number of shares are tendered.

  However, we are not required to accept for payment, purchase or pay for any shares tendered if certain events occur (or have been determined by us to have occurred). The most significant of these are:

  . Any legal proceeding relating to the Offer or which otherwise is reasonably likely to have a material adverse effect on us is threatened or pending.

  . Certain disruptions or declines affecting United States securities, banking or financial markets or institutions shall have occurred.

  . Any tender or exchange offer with respect to the shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries (excluding the ClinForce Sale Transaction, which is described in Section 2 herein) shall have been proposed, announced or made by any person or entity.

  . Any change shall occur or be threatened in, or adverse development shall arise concerning, our and our subsidiaries' (taken as a whole) business, condition (financial or otherwise), income, operations or prospects, which, in our exclusive judgment, is or may be (individually, or in the aggregate) materially adverse to us or affects the anticipated benefits to us of acquiring shares pursuant to the Offer.

  . (i) Anyone (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission prior to December 21,
     2001); (ii) any new group shall have been formed which beneficially owns more than 5% of the outstanding shares; or (iii) anyone shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries (excluding the ClinForce Sale Transaction, which is described in Section 2 herein) or any of our respective assets or securities.

  . There shall be a reasonable likelihood that the purchase of shares pursuant to the Offer will cause either the shares (i) to be held of record by less than 300 persons; or (ii) to not continue to be eligible to be listed on the Nasdaq National Market.

See "Section 13. Certain Conditions to the Offer" for more complete descriptions of the foregoing conditions as well as other conditions to the Offer.

HOW DO I TENDER MY SHARES?

  To tender your shares, you must deliver the certificates evidencing your shares, together with a completed Letter of Transmittal, to the depositary (whose contact information is listed on the back cover of this document), not later than the time the Offer expires. If your shares are held in street name (that is, through a custodian), you should instruct your custodian to tender the shares on your behalf through The Depository Trust Company. Under some conditions, you may need to obtain a signature guarantee or provide other documentation. Holders of exercisable options who wish to tender Qualified Option Shares should also follow the instructions in the Option Election Form and Related Instructions.

  If you are unable to deliver an item that is required to the depositary by the expiration of the Offer, you may get three extra Nasdaq National Market trading days to do so by having a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. However, the depositary must receive the missing items within that three-day trading period. "See Section 5. Procedures for Tendering Shares."

MY SHARES WERE PURCHASED IN THE EMPLOYEE STOCK PURCHASE PROGRAM THROUGH PAYROLL WITHHOLDING. CAN I TENDER THESE SHARES?

Yes, you can tender shares you purchased in the employee stock purchase program by following the procedures described in the Direction Form for ESPP Participants. However, you should review Section 7 regarding the tax consequences of your tender; see "Section 5. Procedures for Tendering Shares."

WILL TENDERED SHARES AND QUALIFIED OPTION SHARES BE PRORATED?

  We will purchase shares from all stockholders who properly tender shares and Qualified Option shares, on a pro rata basis. Proration will apply even if you hold under 100 shares. Consequently, we may purchase fewer than all of the shares or Qualified Option Shares that you tender in the Offer. See "Section 1. Terms of the Offer; Expiration Date."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  You can withdraw previously tendered shares at any time until 12:00 midnight, EST, on Tuesday, January 23, 2001, and, if we have not agreed to accept your shares for payment by 12:00 midnight, Tuesday, February 20, 2001, you can withdraw them at any time after such time until we do accept your shares for payment. See "Section 6. Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  To withdraw shares you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See "Section 6. Withdrawal Rights."

DO THE COMPANY'S INSIDERS OR AFFILIATES HAVE ANY MATERIAL INTEREST IN THE TRANSACTION?

  Clete T. Brewer, the Company's Chairman and Chief Executive Officer, who beneficially owns 1,036,084 Shares, has advised us that he intends to tender into the Offer 569,846 shares that he owns. The remaining officers and directors of the Company, as a group, who together beneficially own 164,997 shares and 132,759 Qualified Option Shares, have advised us that they intend to tender into the Offer 135,311 shares that they own and that they intend to tender 40,000 Qualified Option Shares.

FOLLOWING THE OFFER, WILL EDGEWATER TECHNOLOGY, INC. CONTINUE AS A PUBLIC
COMPANY?

  Yes, the completion of the Offer in accordance with its conditions will not cause Edgewater Technology, Inc. to be delisted on the Nasdaq National Market or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended. It is a condition of our obligation to purchase shares pursuant to the Offer that there shall not be a reasonable likelihood that such purchase will cause either the shares (i) to be held of record by less than 300 persons; or (ii) to not continue to be eligible to be listed on the Nasdaq National Market. See "Section 13. Certain Conditions to the Offer" and "Section 2. Recent Developments; Purpose of the Offer; Certain Effects of the Offer."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  Stockholders who do not tender pursuant to the Offer will increase their percentage ownership interest in us and increase their percentage interest in our future earnings. Our purchase of shares pursuant to the Offer will reduce the number of shares that might otherwise trade publicly and may reduce the number of our stockholders. It is not possible to predict the number of remaining stockholders of record, assuming the maximum number of shares are tendered without being subject to proration, as that depends on the number of shares tendered by each tendering stockholder. See "Section 2. Recent Developments; Purpose of the Offer; Certain Effects of the Offer."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  On December 20, 2000, the last reported sales price per share of our shares, as reported on the Nasdaq National Market, was $6.0625. See "Section 8. Price Range of Shares; Dividends; Our Rights Plan."

DO YOU RECOMMEND THAT I TENDER IN THE OFFER?

  Our Board of Directors is not making any recommendation whether stockholders should tender. Each stockholder should make his or her own decision whether to tender shares and, if so, how many shares to tender. See "Section 3. Important Considerations in Deciding Whether to Tender Shares or Qualified Option Shares Pursuant to the Offer; Forward-Looking Information."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

  You can call Corporate Investor Communications, Inc., the Information Agent, at (201) 896-1900 (banks and brokers call collect) or (800) 752-5316 (all others call toll free) or Credit Suisse First Boston, a Dealer Manager, at
(800) 881-8320 (call toll free) or Banc of America Securities, a Dealer Manager, at (866) 691-5066 (call toll free). See the back cover of this document for more details.

To the Holders of Common Stock
of Edgewater Technology, Inc.:

                                 INTRODUCTION

  The Company hereby offers to purchase up to 16,250,000 of its outstanding Shares at $8.00 per Share, net to the seller in cash, and, in addition up to 408,000 Qualified Option Shares for an amount equal to $8.00 per Share less the per Share exercise price and the applicable tax withholding amount, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. The Company reserves the right, in its sole discretion but subject to any applicable legal requirements, to purchase more than 16,250,000 Shares pursuant to the Offer but does not currently intend to do so.

  THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OR QUALIFIED OPTION SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "SECTION 13. CERTAIN CONDITIONS TO THE OFFER."

  EACH STOCKHOLDER OR HOLDER OF QUALIFIED OPTION SHARES MUST MAKE SUCH HOLDER'S OWN DECISION WHETHER TO TENDER SHARES OR QUALIFIED OPTION SHARES AND, IF SO, HOW MANY SHARES OR QUALIFIED OPTION SHARES TO TENDER. BECAUSE THE BOARD OF DIRECTORS BELIEVES THAT THE ATTRACTIVENESS OF THE OFFER FOR EACH INDIVIDUAL STOCKHOLDER OR HOLDER OF QUALIFIED OPTION SHARES WILL DEPEND UPON THAT HOLDER'S OWN INVESTMENT PROFILE AND OBJECTIVES AND OTHER CIRCUMSTANCES, NEITHER THE COMPANY NOR THE BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER OR HOLDER OF QUALIFIED OPTION SHARES SHOULD TENDER ANY OR ALL OF SUCH HOLDER'S SHARES OR QUALIFIED OPTION SHARES PURSUANT TO THE OFFER.

  Clete T. Brewer, the Company's Chairman and Chief Executive Officer, who beneficially owns 1,036,084 Shares, has advised us that he intends to tender into the Offer 569,846 Shares that he owns. The remaining officers and directors of the Company, as a group, who together beneficially own 164,997 Shares and 132,759 Qualified Option Shares, have advised us that they intend to tender into the Offer 135,311 Shares that they own and that they intend to tender 40,000 Qualified Option Shares.

  As of December 20, 2000, there were 28,692,766 Shares issued and outstanding. The 16,250,000 Shares which the Company is offering to purchase in the Offer represent approximately 56.6% of the Shares outstanding as of December 20, 2000. The 408,000 Qualified Option Shares outstanding as of December 20, 2000 represent approximately 7.0% of the outstanding options.

  Neither the Company nor the Board of Directors makes any recommendation to any holder of,options as to whether to exercise any or all such options or to tender any or all Shares or Qualified Option Shares.

  If before the Expiration Date (as defined in Section 1), more than 16,250,000 Shares, or such greater number of Shares as the Company may decide to purchase, are validly tendered and not properly withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase, on a pro rata basis, from all Shares validly tendered and not properly withdrawn. See "Section 1. Terms of the Offer; Expiration Date." Qualified Option Shares tendered shall be subject, in such circumstances, to the same proration procedures. All Shares not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense. Tendering stockholders who have Shares registered in their name and tender directly to the Depositary should not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. Stockholders who hold their Shares through a Custodian should consult their Custodian to determine whether any charges will apply if the custodian tenders the Shares on their behalf.

The Company will pay all reasonable charges and expenses incurred by Credit Suisse First Boston and Banc of America Securities which have been appointed as the Dealer Managers, EquiServe, which has been appointed as the Depositary, and Corporate Investor Communications, which has been appointed the Information Agent for the Offer. See "Section 12. Fees and Expenses." Any tendering stockholder who fails to complete and sign the substitute Form W-9 that is included in the Letter of Transmittal may be subject to United States Federal Income Tax backup withholding equal to 31% of the gross proceeds payable to such stockholders pursuant to the Offer. See "Section 7. Certain U.S. Federal Income Tax Consequences."

  The Shares are listed and traded on the Nasdaq National Market under the symbol "EDGW." On December 14, 2000, the last full trading day prior to the Company's announcement of its intent to commence a $130,000,000 fixed price issuer tender offer, the last reported sales price of the Shares on the Nasdaq National Market was $5.50 per Share. On December 20, 2000, the last full trading day before the announcement of the terms of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $6.0625 per Share.

STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

STOCKHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

                                   THE OFFER

1. Terms of the Offer; Expiration Date.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Company will accept for payment, and will pay for, up to 16,250,000 Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not properly withdrawn as permitted by the terms described in "Section 6. Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, EST, on Tuesday, January 23, 2001, unless and until the Company, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire. If the Offer is oversubscribed, Shares tendered before the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.

  The Company reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. See "Section 14. Extension of the Offer; Termination; Amendments." There can be no assurance, however, that the Company will exercise its right to extend the Offer. The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See "Section 13. Certain Conditions to the Offer."

  All Shares purchased pursuant to the Offer will be purchased at the Offer Price, net to the seller, in cash. If (a) the Company (i) increases or decreases the price to be paid for Shares or adds a dealer's soliciting fee,
(ii) increases the number of Shares being sought and any such increase exceeds 2% of the outstanding Shares, or (iii) decreases the number of Shares being sought, and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in "Section 14. Extension of the Offer; Termination; Amendment," then the Offer will be extended until the expiration of such ten business day period. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, EST.

  All Shares not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable (which, in the event of proration, is expected to be approximately five Nasdaq National Market trading days) following the Expiration Date.

  Holders of Qualified Option Shares (Shares underlying vested (exercisable) options granted under the Company's stock option plans having exercise prices below $8.00 per Share) will be permitted to tender in connection with conditional "cashless" exercises of such options and will receive for each Qualified Option Share sold in the Offer an amount equal to the difference between $8.00 and the exercise price per Qualified Option Share, less any applicable withholding taxes.

  If the number of Shares validly tendered and not properly withdrawn before the Expiration Date is less than or equal to 16,250,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company, upon the terms and subject to the conditions of the Offer, will purchase at the Offer Price all Shares so tendered and not properly withdrawn.

  If the number of Shares validly tendered and not properly withdrawn before the Expiration Date is greater than 16,250,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company, upon the terms and subject to the conditions of the Offer, will accept for purchase all Shares validly tendered and not properly withdrawn before the Expiration Date on a pro rata basis, if necessary (with adjustments to avoid purchases of fractional Shares). Holders of fewer than 100 Shares will be prorated together with all other tendering stockholders.

  Under certain circumstances, we may prorate the number of Shares purchased pursuant to the Offer. As discussed in Section 7, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Therefore, a stockholder may seek to structure the purchase of Shares from the stockholder pursuant to the Offer in such a manner that it will be treated as a sale of such Shares by the stockholder, rather than the payment of a dividend to the stockholder, for U.S. federal income tax purposes. Accordingly, the Offer provides that each stockholder may effect a "conditional tender" of Shares, meaning that he or she may tender Shares subject to the condition that a specified minimum number of the stockholder's Shares tendered pursuant to a Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery must be purchased if any Shares are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. Each stockholder is urged to consult with his or her own tax advisor to discuss the conditional tender alternative.

  Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased if any are purchased. If the effect of accepting tenders on a pro rata basis would be to reduce the number of Shares to be purchased from any stockholder (tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery) below the minimum number specified by that stockholder, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery and regarded as withdrawn as a result of proration will be returned as promptly as practicable after the Expiration Date.

  If conditional tenders would otherwise be regarded as withdrawn because of proration and would cause the total number of Shares to be purchased to fall below 16,250,000, then to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 16,250,000 Shares. In selecting among the conditional tenders, we will select by lot and will limit our purchase in each case to the designated minimum of Shares to be purchased.

  In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each person tendering Shares shall be based on the ratio of the number of Shares tendered by such person to the total number of Shares tendered in the Offer. Although the Company does not expect that it will be able to announce the final proration factor until approximately five Nasdaq National Market trading days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their Custodian. Qualified Option Shares tendered shall be subject, in such circumstances, to the same proration provisions.

  This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to Custodians whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. Recent Developments; Purpose of the Offer; Certain Effects of the Offer.

Recent Developments.

  Introduction. During the first quarter of 1999, market values for publicly traded staffing companies such as the Company began to decline. At that time, the Company was exclusively engaged in the temporary and permanent placement and staffing services businesses, including light industrial and commercial staffing, finance and accounting staffing and placement, traditional information technology ("IT") staffing and solutions services (which excludes eSolutions project work), legal staffing and placement services and clinical trials staffing and services. For many staffing companies, this trend subsequently continued or deteriorated further and was compounded by a Year 2000-related slowdown in demand for IT staffing. These circumstances contributed to depressed market valuations for publicly-traded entities such as the Company.

  In response to these developments and with guidance from our financial advisor Credit Suisse First Boston, we began to explore, during the second half of 1999, strategic alternatives for each of our business platforms in an effort to maximize stockholder value. In furtherance of these efforts, we have, over the past twelve months, undergone a comprehensive refocusing of the Company which has included the divestitures of each of the Company's non-eSolutions businesses.

  Sale of Commercial Services Division and Renaming of Company. After evaluating our traditional businesses, our eSolutions business and our debt levels with the assistance of Credit Suisse First Boston, management and the Board of Directors chose to focus future growth initiatives on our historically profitable eSolutions business, Edgewater Technology. To further these objectives, we sold our commercial services division (including its assets, liabilities and "StaffMark" name) to affiliated entities of Stephens Group, Inc. for approximately $190.1 million in cash before fees, expenses and taxes on June 28, 2000. Simultaneous with the closing of this sale, we changed our name from "StaffMark, Inc." to "Edgewater Technology, Inc." and our stock symbol from "STAF" to "EDGW."

  Divestitures of Professional/IT Segment. In furtherance of our strategy to focus on the eSolutions business, on July 13, 2000, we sold, through two indirect wholly-owned subsidiaries, all of our equity interests in our Robert Walters ("Robert Walters") plc subsidiary through an initial public offering ("IPO") on the London Stock Exchange. Robert Walters had previously been our finance and accounting platform within our Professional/IT segment. Our share of offering gross proceeds, including the exercise of the over-allotment option, was $199.2 million prior to offering commissions, fees and expenses.

  Following the consummation of the IPO of Robert Walters, we continued to work with Credit Suisse First Boston in evaluating strategic alternatives for the remaining three non-eSolutions platform companies in our Professional/IT segment: IntelliMark (providing traditional IT staffing and solutions), ClinForce (providing staffing services for clinical trial clients, especially pharmaceutical companies), and Strategic Legal Resources (providing legal staffing support for corporations and legal firms). On September 22, 2000, we completed the sale of the outstanding stock of Strategic Legal Resources to a company owned by a group of investors including MidMark Capital II, L.P. and Edwardstone & Company for $13.25 million, of which $4.25 million is represented by a promissory note payable in January 2001. On November 16, 2000, we completed the sale of all of the outstanding shares of stock of our subsidiaries that comprised IntelliMark to an affiliate of Charlesbank Equity Fund V Limited Partnership for approximately $42.7 million in cash, subject to potential upward or downward post-closing adjustments.

  On December 15, 2000, we announced that we had entered into a definitive agreement (the "ClinForce Stock Purchase Agreement") to sell all of the outstanding stock of the two subsidiaries that comprise our ClinForce clinical trials staffing services business to Cross Country TravCorps, Inc. ("Cross Country") for approximately $31 million in cash (the "ClinForce Sale Transaction"). This purchase price is subject to potential upward or downward post-closing adjustment based on changes to the net working capital of ClinForce between October 31, 2000 and the closing date of the ClinForce Sale Transaction. The ClinForce Stock Purchase Agreement contains customary representations and warranties and covenants, including a no solicitation covenant whereby we agreed, subject to certain exceptions, not to solicit or engage in negotiations with third parties concerning the ClinForce business. In addition, if the ClinForce Stock Purchase Agreement is terminated by Cross Country or us under certain circumstances, we may be required to pay Cross Country a termination fee of up to $1,240,000. In connection with the ClinForce Sale Transaction, we have agreed to indemnify Cross Country in the future for breaches of certain limited representations and warranties contained in the ClinForce Stock Purchase Agreement. We have also agreed under the ClinForce Stock Purchase Agreement to indemnify Cross Country for any taxes of ClinForce relating to periods before the closing date of the ClinForce Sale Transaction. The ClinForce Sale Transaction is subject to a number of conditions, including approval by our stockholders. We obtained early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with regard to the ClinForce Sale Transaction. Assuming our stockholders approve the ClinForce Sale Transaction, we currently expect the sale of ClinForce to be consummated late in the first quarter of 2001.

  Use of Proceeds. Our Board of Directors decided to use the proceeds from the sale of the commercial services division, the Robert Walters initial public offering and the sale of the Professional/IT segment for the following purposes:

  .  To repay $288 million in bank debt;

  . To repurchase up to $30 million of our outstanding Shares through an open market repurchase program, pursuant to which 943,000 shares have been repurchased for an aggregate amount of $6.2 million;

  .  To repurchase up to $130 million of Shares in this Offer;

  . To pay fees and expenses associated with the sales transactions described above;

  . To pay expenses to be incurred in connection with the restructuring and relocation of the Company's corporate headquarters following the completion of the ClinForce Sale Transaction from Fayetteville, Arkansas to Wakefield, Massachusetts; and

  . To support the working capital requirements of the Company's eSolutions business going forward.

  Stock Repurchase Program. During the past two years, we have periodically made open market purchases of Shares at times when we believed that, based on the prevailing Share price, reacquiring Shares was an attractive use for our available cash. In 1998, our Board of Directors authorized the repurchase of up to $10 million in outstanding Shares. In 2000, our Board of Directors authorized the repurchase of up to $30,000,000 in outstanding Shares. The following table summarizes our open market repurchases of outstanding Shares under each of these repurchase programs:

                                                 Shares
                                               Repurchased  Low    High  Average
                                               ----------- ------ ------ -------
1998
 Fourth quarter...............................    68,310   $17.63 $21.28 $20.12
1999
 First Quarter................................   180,000     6.44  17.50   9.46
 Second Quarter...............................    15,000    10.00  10.63  10.21
 Third Quarter................................         0       --     --     --
 Fourth Quarter...............................         0       --     --     --
2000
 First Quarter................................         0       --     --     --
 Second Quarter...............................         0       --     --     --
 Third Quarter................................   943,000     5.81   7.00   6.63
 Fourth Quarter...............................         0       --     --     --

  E-Solutions Focus; Purpose of the Offer. As we continued our progress to focus on our eSolutions business, in July 2000, we engaged Banc of America Securities to assist the Board of Directors in determining the appropriate capital structure for the Company following the divestitures of the non-eSolutions businesses and to advise us on its positioning relative to its eSolutions peer group. After completion of the Offer and the ClinForce Sale Transaction, our eSolutions business will represent our exclusive operating business focus. Our present business strategy emphasizes growing our core eSolutions business and returning stockholder value. We believe that the Offer is consistent with our long-term corporate goal of increasing stockholder value. We believe that the Offer is a prudent use of our financial resources and assets, given our recently-announced business strategy and the current market price of our Shares. We also believe that investing in our own Shares is an attractive use of capital and an efficient means to provide value to our stockholders as tendering stockholders who have Shares registered in their own names and who tender directly to the depositary should not be obligated to pay brokerage commissions on the purchase of the Shares by the Company.

  After the Offer is completed, we believe that the cash remaining following the Offer, the cash proceeds from the ClinForce Sale Transaction, if consummated, and our anticipated cash flow from our eSolutions operations will be, taken together, adequate for our working capital needs for at least the next 12 months. However, our actual experience may differ significantly from our expectation, particularly if we pursue growth through internal growth initiatives and/or business combination transactions. We presently believe that such growth efforts will be advantageous to building long-term stockholder value. In addition, other future events may adversely or materially affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources.

  Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Dealer Managers make any recommendation to stockholders or holders of Shares or Qualified Option Shares as to whether to tender or refrain from tendering their Shares or Qualified Option Shares, and none of them have authorized any person to make any such recommendation. Stockholders and holders of Qualified Option Shares are urged to evaluate carefully all information in the Offer to Purchase, consult with their own investment and tax advisors and make their own decision whether to tender and, if so, how many Shares and Qualified Option Shares to tender.

  Certain Effects of the Offer. Upon the completion of the Offer, non-tendering stockholders will own a greater interest in a company focused on its core eSolutions businesses. Our new business strategy may or may not be successful. Non-tendering stockholders will realize a proportionate increase in their relative ownership interest in the Company and, thus, in our future earnings and assets, subject to our right to issue additional Shares and other equity securities in the future. Stockholders may be able to sell non-tendered Shares in the future on the Nasdaq National Market or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future, which may be higher or lower than the purchase price paid by us in this Offer. See "Section 3. Important Considerations in Deciding Whether to Tender Shares or Qualified Option Shares Pursuant to the Offer; Forward-Looking Information."

  Shares that we acquire in this Offer will be restored to the status of authorized but unissued shares and will be available for us to issue in the future without further stockholder action (except as required by applicable law or Nasdaq National Market rules) for purposes, including the acquisition of other businesses or the raising of additional capital for use in our businesses. We have no current plans for the issuance of Shares repurchased pursuant to this Offer.

  We are currently considering business expansion plans as discussed below, which could significantly alter the size and structure of our Company, but we have no definitive plans or proposals and have pursued no substantive negotiations concerning business expansion plans. Subject to the foregoing, and except as otherwise disclosed in the Offer to Purchase, at this date, we have no plans, proposals or negotiations underway that relate to or would result in:

  . any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  . any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole, other than the ClinForce Sale Transaction;

  . any material change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors (although we may fill an existing vacancy on the board) or to change any material term of the employment contract of any executive officer;

  . any material change in our present dividend policy of not paying cash dividends, our capitalization, corporate structure or business;

  . any class of our equity securities being delisted by the Nasdaq National Market or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

  . any class of our equity securities becoming eligible for termination of registration under section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  . the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

  .  the acquisition or disposition by any person of our securities; or

  . any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

  After consultation with our financial advisor, we have concluded that it will be critical to our ability to create long term stockholder value for our stand-alone eSolutions business that we significantly increase eSolutions business revenues to be more competitive with our publicly traded eSolutions peers. We intend to pursue internal growth initiatives and appropriate business combination alternatives to achieve such objectives. From time to time, we have engaged in preliminary discussions with various persons concerning a potential business combination transaction involving our eSolutions business. At the present time, we have not entered into any substantive negotiations or agreements with respect to any such transactions.

  Although we have no current plans to acquire additional Shares other than through the Offer, we may, in the future, purchase additional Shares in the open market, in private transactions, through tender offers or otherwise, subject to the approval of our Board. We may elect, in the alternative, or in addition, to repurchases, to return value to our stockholders through the declaration of a special dividend, if such dividend is prudent relative to existing cash balances and growth objectives. Future purchases may be on the same terms as this Offer or on terms that are more or less favorable to stockholders than the terms of this Offer. However, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any future purchases or dividends by us will depend on many factors, including:

  .  the market price of the Shares at that time;

  .  the results of this Offer;

  .  our business strategy;

  .  our business and financial position; and

  .  general economic and market conditions.

3. Important Considerations in Deciding Whether to Tender Shares or Qualified Option Shares Pursuant to the Offer; Forward-Looking Information.

Following the recent divestitures of our non-eSolutions businesses, it is likely that the future value of the Shares will be highly uncertain, and neither historical trading prices nor the Offer Price may be indicative of the future trading values of the Shares after consummation of the Offer.

  The Board of Directors has set the Offer Price at a level that represents a premium to the trading prices of the Shares over the last six months. However, there can be no assurance that, going forward, the Shares will be priced at, near or above the Offer Price or the trading prices of the Shares for the last six months. The Company's eSolutions business has never been traded publicly as a stand-alone company. The Company acquired this business effective April 1, 1999 and, until recently, its results have been reported on a consolidated basis along with the results of its staffing and professional services and placement businesses that have been the subject of sales transactions over the last six months. The Company's eSolutions business is subject to different risks and uncertainties compared to those of the Company's non-eSolutions businesses. There can be no assurance that the Company will be valued as a stand-alone public company in a manner similar to the way it was valued prior to the recent divestiture transactions. Therefore, neither the Offer Price nor historical trading prices should be considered as a reliable measure by which to anticipate future valuations of the Shares. In addition, after giving effect to the completion of the Offer, the Company will have fewer, and potentially substantially fewer, outstanding Shares that may be traded in the market, which may reduce liquidity and the Company's overall market capitalization. This reduction in liquidity and market capitalization, and the potential that the Shares will have lesser institutional investor interest following the Offer, could have a material adverse effect on trading prices for the Shares.

  In addition, if the Company does not successfully conclude the pending ClinForce Sale Transaction, it may become more difficult for the market to accurately value the Shares in light of the disparate businesses conducted by the eSolutions business and the ClinForce clinical trials staffing services businesses, particularly since there are no pure-play comparable publicly traded clinical trial staffing services companies.

The Company's comparable publicly traded peers have experienced extreme volatility in trading prices over the last one-and-one-half years and the Shares could become highly volatile and trade at prices substantially higher or lower than the Offer Price after the Offer is consummated.

  Between April 1, 1999, the effective date of the Company's acquisition of the Solutions business, and May of 2000, many of the current publicly traded competitors of the Company's eSolutions business completed initial and secondary public offerings and experienced significant, in many cases several hundred percent, appreciation in their common stock trading values relative to their initial public offering prices. Since May of 2000, these same companies have experienced significant, in many cases 70-90% or more, declines in trading values. As a result, trading prices for eSolutions stocks have been and may continue to be highly volatile, and it is possible that the Company's common stock price, whether due to market events affecting the sector or operating or other factors affecting the Company specifically, could trade following the Offer with great volatility and at values substantially higher or substantially lower than the Offer Price. Such volatility and potential positive or negative variances from the Offer Price could be compounded by the Company's (i) growth initiatives, the result of which could be largely affected depending upon whether those initiatives are primarily executed through internal growth, one the one hand, or through business combination transactions with third parties, on the other hand; or (ii) failure to execute targeted growth initiatives.

Volatility of our stock price could result in expensive class action litigation.

  If our Shares suffer from volatility like the securities of other technology and eSolutions companies, we could be subject to securities class action litigation similar to that which has been brought against other companies following periods of volatility in the market price of their common stock. Furthermore, in 1999, a number of complaints were filed against us alleging that we violated U.S. federal securities laws. Recently, the trial court granted our motion for dismissal of all claims in connection with these actions, although certain claims are the subject of a motion for reconsideration by the court. The process of defending against these types of claims, regardless of their merit, is costly and often involves a considerable distraction to senior management. Any future litigation could result in substantial additional costs and could divert our resources and senior management's attention. This could harm our productivity and profitability.

The Company's eSolutions business has never operated on a stand-alone basis as a public company and its operations management team has never managed a public company.

  It is anticipated that Edgewater's eSolutions business unit will, following the Offer and the closing of the ClinForce Sale Transaction, be our primary operating company. Assuming the completion of such events, it is anticipated that the present executive officers of the Company will transition out of senior management during the one year period following the later of such closings. Edgewater's eSolutions management team has never managed a public company and there can be no assurance that the newly appointed executive officers will be able to successfully manage the Company as a publicly traded company. In light of these uncertainties, stockholders considering whether to tender in this Offer should consider the risk that the actual value of the Company's common stock following the Offer may be significantly lower than the Offer Price.

Our success depends on a limited number of significant eSolutions clients, and our revenues could be negatively affected by the loss of a major eSolutions client or significant project.

  We generate much of our eSolutions revenues from a limited number of clients. As a result, if we lose a major client or large project, our revenues could be materially and adversely affected. In 1999, for example, our five largest eSolutions clients accounted for approximately 87% of our eSolutions net revenues. During the nine months ended September 30, 2000, our five largest eSolutions clients accounted for approximately 74% of our total eSolutions revenues.

  We perform varying amounts of work for specific clients from year to year. A major client in one year may not use our services in another year. In addition, we may derive revenues from a major client that constitute a large portion of a particular quarter's total revenues. If we lose any major clients or any of our clients cancel or significantly reduce a large project's scope, our results of operations and financial condition could be materially and adversely affected. In addition, we expect the size of our contracts with significant clients to grow, resulting in a continued dependence on significant clients. Further, if we fail to collect a large account receivable, we could be subjected to significant financial exposure. All of the foregoing risks are more acute than prior to our recent divestitures, when our businesses were more diversified and less dependent upon one or more individual customers.

Our lack of long-term eSolutions client contracts reduces the predictability of our revenues because these contracts may be canceled on short notice and without penalty.

  Our clients generally retain us on a project-by-project basis, rather than under long-term contracts. As a result, a client may not engage us for further services once a project is completed. Also, most of our clients can reduce or cancel their contracts with little or no notice and without penalty. If a significant client, or a number of clients, terminate, significantly reduce or modify their contracts with us, our results of operations would be materially and adversely affected. Consequently, you should not predict or anticipate our future revenues based on the number of clients we have or the number and size of our existing projects. When a client postpones, modifies or cancels a project, we would be required to shift our consultants to other projects to minimize the adverse impact on our operating results. We cannot assure you that we will be successful in efficiently shifting our consultants to new projects in the event of project terminations.

We may have lower margins, or lose money, on fixed-price eSolutions contracts.

  As part of our strategy, we intend to continue to grow our eSolutions business with both time-and-materials contracts and fixed-price contracts. However, we anticipate, given present customer demand trends, that our customers will increasingly demand fixed-price contracts and such contracts, compared to contracts based on payment for time and materials, will grow at a faster rate and constitute a larger percentage of our revenues going forward. For the nine months ended September 30, 2000, fixed-price contracts represented approximately 7% of our eSolutions revenues. We assume greater financial risk on fixed-price contracts than on time-and-materials engagements, and we cannot assure you that we will be able to successfully price our larger fixed-price contracts. If we fail to estimate accurately the resources and time required for an engagement, to manage client expectations effectively or to complete fixed- price engagements within our budget, on time and to our clients' satisfaction, we would be exposed to cost overruns, potentially leading to lower gross profit margins, or even losses on these engagements.

Because we rely on highly trained and experienced personnel to design and build complex systems for our customers, our inability to attract and retain qualified employees would impair our ability to provide our services to existing and new customers.

  Our future success depends in large part on our ability to attract and retain highly trained and experienced software engineers as well as recruiters, other technical personnel and sales and marketing professionals of various experience levels. If we fail to attract and retain these personnel, we may be unable to complete existing projects or bid for new projects of similar size, which could reduce our revenues. While attracting and retaining experienced software engineers is critical to our business and growth strategy, maintaining our current level of software engineer experience may also be particularly difficult. Skilled software engineers historically have been in short supply, and this shortage is likely to continue for some time. As a result, competition for these people is intense, and the industry attrition rate for them is high. Additionally, we plan to open new offices in a select number of geographic markets to attract and retain new employees. Our failure to open new offices or to open them in areas which experienced software engineers would find attractive could limit our ability to attract and retain qualified personnel. Moreover, even if we are able to grow and expand our employee base, the resources required to attract and retain these employees may adversely affect our operating margins.

We depend on our key personnel, and the loss of their services may adversely affect our business.

  We believe that our success will depend on the continued employment of the senior management team of the Company's eSolution business and other key personnel. This dependence is particularly important to our business because personal relationships are a critical element of obtaining and maintaining client engagements. If one or more members of the senior management team of the Company's eSolution business or other key personnel were unable or unwilling to continue in their present positions, our business could be seriously harmed. In addition, if any of our key personnel join a competitor or form a competing company, some of our clients might choose to use the services of that competitor or those of a new company instead of our own. Furthermore, other companies seeking to develop in-house business capabilities may hire away some of our key personnel.

Competition in the Internet professional services market is intense and, therefore, we may lose projects to, or face pricing pressure from, our competitors or prospective clients' internal IT departments.

  While the market for Internet professional services is relatively new, it is already highly competitive. In many cases we compete with the in-house technical staff of our prospective clients. In addition, the market is characterized by an increasing number of entrants that have introduced or developed services similar to those offered by us. We believe that competition will intensify and increase in the future. Our target market is rapidly evolving and is subject to continuous technological change. As a result, our competitors may be better positioned to address these developments or may react more favorably to these changes, which could have a material adverse effect on our business. We compete on the basis of a number of factors, many of which are beyond our control. Existing or future competitors may develop or offer Internet professional services that provide significant technological, creative, performance, price or other advantages over the services we offer.

  We currently compete for client assignments and experienced personnel principally with the following:

  . Internet service firms: AGENCY.COM, Breakaway Solutions, Diamond Technology Partners, Granitar, iXL, MarchFirst, Proxicom, Razorfish, Sapient, Scient and Viant.

  . Systems integrators: Andersen Consulting, Cambridge Technology Partners, Cap Gemini, EDS and WM-Data.

  . Management consulting firms: Bain, Booz-Allen & Hamilton, Boston Consulting Group and McKinsey.

  .  Computer hardware and service vendors: Compaq, Hewlett-Packard and IBM.

  Many of these businesses have longer operating histories and significantly greater financial, technical, marketing and managerial resources than we do. There are relatively low barriers to entry into our business. We have no patented or other proprietary technology that would preclude or inhibit competitors from entering the Internet professional services market. Therefore, we must rely on the skill of our personnel and the quality of our client service. The costs to develop and provide Internet professional services are low. We expect that we will continue to face additional competition from new entrants into the market in the future, and we are subject to the risk that our employees may leave us and may start competing businesses. Any one or more of these factors could hurt our business.

Our future success will depend on the continued growth and development of the Internet and its infrastructure.

  Our future success will depend on the continued growth and use of the Internet. We cannot assure you that this growth will continue or that a sufficient number of consumers will adopt and continue to use the Internet. Internet usage may be inhibited for a number of reasons, including:

  .  inadequate Internet infrastructure;

  .  security concerns;

  .  inconsistent quality of service; or

  .  unavailability of cost-effective, high-speed access services.

  We cannot assure you that the Internet infrastructure will be able to support expected growth or that the performance and reliability of the Internet will not decline as a result of this growth. Recently, many web sites, including those of our clients, have experienced a variety of interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, web usage could grow more slowly than anticipated or decline.

Our future success will depend on the development of the eBusiness market, which remains uncertain.

  Our future success will depend upon the widespread acceptance and use of the Internet as an effective medium of commerce by businesses and consumers. Rapid growth in the use of the Internet and commercial online services is a recent phenomenon. Demand for recently introduced services and products over the Internet and online services is subject to a high level of uncertainty. The continued development of the Internet and eBusiness as a viable commercial marketplace is subject to a number of factors, including the following:

  . the willingness of buyers to shift their purchasing habits from traditional vendors to eBusiness vendors;

  . the lack of success, or business failures experienced, with emerging or developing Internet-based businesses or distribution methodologies;

  . insufficient availability of telecommunications services providing sufficiently fast response times; and

  . adverse publicity and consumer concern about the security of eBusiness transactions.

  During the last six months, Internet service providers have experienced decreased demand from "dot.com" start-ups and established concerns that have reduced or in certain cases eliminated eSolution spending. We cannot assure you that this trend will not continue and deteriorate or that such events or developments will not have an adverse effect on the Company.

Breaches of security and computer viruses on the Internet may adversely affect our business by slowing the growth of eBusiness.

  The need to securely transmit confidential information, such as credit card and other personal information, over the Internet has been a significant barrier to eBusiness and Internet communications. Any well-publicized compromise of security could deter consumers and businesses from using the Internet to conduct transactions that involve transmitting confidential information, such as purchases of goods or services. Furthermore, computer viruses that spread over the Internet could disable or damage the systems we develop for our clients. Decreased

Internet traffic or eBusiness sales as a result of general security concerns or viruses could cause companies to reduce their amount of technology spending, which could hurt our results of operations.

If we fail to satisfy our eSolutions clients' expectations, our existing and continuing business could be adversely affected.

  Our sales and marketing strategy emphasizes our belief that any client we have ever worked for would give us a positive reference. Therefore, if we fail to satisfy the expectations of our clients, we could damage our reputation and our ability to retain existing clients and attract new clients. In addition, if we fail to perform our engagements, we could be liable to our clients for breach of contract. Although most of our contracts limit the amount of any damages to the fees we received, we could still incur substantial cost, negative publicity, and diversion of management resources to defend a claim, and as a result, our business results could suffer.

We may not be able to successfully manage our eSolutions business growth, which could adversely affect our business.

  We have grown rapidly and expect to continue to grow rapidly, both by hiring new employees and serving new industry and geographic markets. Growth efforts through potential business combination transactions may also be pursued in the future after the ClinForce Sale Transaction. Our recent growth has placed, and is expected to continue to place, a significant strain on our management and our operating and financial systems. Our headcount has grown from 120 as of December 31, 1998 to 234 as of September 30, 2000, and several members of our senior management team have only recently joined us. We do not believe our recent organic or internal growth rate is sustainable for the long term.

  Our personnel, systems, procedures and controls may be inadequate to support our future operations. In order to accommodate the increased number of projects, clients and the increased size of our operations, we will need to hire, train and retain appropriate personnel to manage our operations. We will also need to improve our financial and management controls, reporting systems and operating systems. We currently plan to redesign several internal systems. We may encounter difficulties in developing and implementing these new systems.

Future eSolutions business combination transactions could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our business.

  We anticipate that a portion of any future growth may be accomplished through one or more business combination transactions. The success of any such transactions will depend upon, among other things, our ability to integrate acquired personnel, operations, products and technologies into our organization effectively, to retain and motivate key personnel of acquired businesses and to retain customers of acquired firms. We cannot assure you that we will be able to identify suitable opportunities, obtain any necessary financing or utilize our equity securities as acquisition currency on acceptable terms to complete such business combination transaction or successfully integrate acquired personnel and operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our results of operations. Any such transactions would involve certain other risks, including the assumption of additional liabilities, potentially dilutive issuances of equity securities and diversion of management's attention from operating activities.

We may not be able to protect our intellectual property rights, which could adversely affect our business.

  Our future success will depend, in part, upon our intellectual property rights and our ability to protect these rights. We do not have any patents or patent applications pending. Existing trade secret and copyright laws afford us only limited protection. Third parties may attempt to disclose, obtain or use our solutions or technologies. This is particularly true in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. Others may independently develop and obtain patents or copyrights for technologies that are similar or superior to our technologies. If that happens, we may need to license these technologies and we may not be able to obtain licenses on reasonable terms, if at all. If we are unsuccessful in any future intellectual property litigation we may be forced to do one or more of the following:

  . cease selling or using technology or services that incorporate the challenged intellectual property;

  . obtain a license, which may not be available on reasonable terms or at all, to use the relevant technology;

  .  configure services to avoid infringement; and

  .  refund license fees or other payments that we have previously received.

  Generally, we develop software applications for specific client engagements. Issues relating to ownership of and rights to use software applications and frameworks can be complicated. Also, we may have to pay economic damages in these disputes which could adversely affect our results of operations and financial condition.

Fluctuations in our quarterly revenues and operating results may lead to reduced prices for our stock.

  Our quarterly revenues and operating results can sometimes be volatile. We believe comparisons of prior period operating results cannot be relied upon as indicators of future performance. If our revenues or our operating results in any future period fall below the expectations of securities analysts and investors, the market price of our securities would likely decline.

  Factors that may cause our quarterly results to fluctuate in the future include the following:

  .  variability in market demand for Internet professional services;

  .  length of the sales cycle associated with our service offerings;

  . unanticipated variations in the size, budget, number or progress toward completion of our engagements;

  . unanticipated termination of a major engagement, a client's decision not to proceed with an engagement we anticipated or the completion or delay during a quarter of several major client engagements;

  . efficiency with which we utilize our employees, or utilization, including our ability to transition employees from completed engagements to new engagements;

  . our ability to manage our operating costs, a large portion of which are fixed in advance of any particular quarter;

  .  changes in pricing policies by us or our competitors;

  . seasonality and cyclicality, including the effects of lower utilization rates during periods with disproportionately high holiday and vacation usage experience;

  .  timing and cost of new office expansions;

  . the timing of customer year-end periods and the impact of spending relative to such year-end periods;

  .  our ability to manage future growth;

  .  costs of attracting, retaining and training skilled personnel, and

  .  foreign currency fluctuations.

Some of these factors are within our control while others are outside of our control.

Our forward-looking statements in this Offer to Purchase are subject to a wide variety of factors that could cause actual results to differ materially from our current beliefs.

  Some of the statements in this Offer to Purchase constitute forward-looking statements, including statements made with respect to the anticipated closing of the ClinForce Sale Transaction and the Offer, the extension, termination or amendment of the Offer, the conditions to the Offer, planned eSolutions unit positioning, the corporate headquarters move, competitive and strategic initiatives, potential business combination transactions, potential shifts in management, potential cash dividends, potential future stock repurchases, tax consequences concerning participation on the Offer and future liquidity needs. These statements involve known and unknown risks, uncertainties and other factors that may cause the Offer, the ClinForce Sale Transaction, results, levels of activity, growth, performance, earnings per share, transactions or achievements to be materially different from the description of the Offer, the ClinForce Sale Transaction, future results, levels of activity, growth, performance, earnings per share, transactions or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed below, as well as those listed elsewhere under "Section
3. Important Considerations in Deciding Whether to Tender Shares or Qualified Option Shares Pursuant to the Offer; Forward-Looking Information" and in our 1999 Annual Report on Form 10-K as filed with the Commission on March 20, 2000.

  The forward-looking statements included in this Offer to Purchase relate to future events or our future financial condition or performance. In some cases, you can identify forward-looking statements by terminology such as "may," "believe," "enable," "will," "provide," "anticipate," "future," "could," "growth," "plan," "intend," "pursue," "provide," "begin," "should," "would," "focus," "expect," "increase," "modifying," "reacting," or the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments, which are believed to be reasonable as of the date of this Offer to Purchase. Factors that may cause the Offer, actual results, financial statement effects, disposition plans or proceeds, goals, targets, objectives or repurchases to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) the occurrence of any event described under "Section 13. Certain Conditions to the Offer;" (2) the inability to consummate the ClinForce Sale Transaction; (3) potential miscalculations of the capital requirements, competitive and strategic positioning and growth of Edgewater;
(4) inability to effect a business combination, execute upon growth objectives, pay a dividend or repurchase Shares in the future on terms acceptable to us; (5) changes in industry trends, such as decline in the demand for or supply of clinical trials support services, whether on a temporary or permanent basis, or eSolutions services; (6) adverse developments and volatility involving debt, equity, currency or technology market conditions; (7) the occurrence of lawsuits or adverse results in litigation matters; (8) failure to obtain new customers or retain significant existing customers; (9) loss of key executives; and/or (10) general economic and business conditions (whether foreign, national, state or local) which include but are not limited to changes in interest or currency exchange rates. Actual events or results may differ materially. These factors may cause our actual results to differ materially from any forward-looking statements.

  Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee that any of the events referenced in the forward-looking statements will occur or occur as anticipated. However, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements.

4. Acceptance for Payment and Payment for Shares.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, as soon as practicable after the Expiration Date. Subject to applicable rules of the SEC, the Company expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any other applicable law.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in "Section 5. Procedures for Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 5) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal, except that holders of exercisable options should not complete the Letter of Transmittal, but shall instead follow the instructions and procedures set forth in the Option Election Form and Related Instructions.

  For purposes of the Offer, the Company will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Company gives oral or written notice to the Depositary, as agent for the tendering stockholders, of the Company's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Company and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

  Special Procedures for Holders of Exercisable Options. Holders of vested, exercisable options to purchase Shares granted under the Company's stock option plans may tender Qualified Option Shares in connection with the conditional exercise of such options as part of the Offer. Such option holders will instruct the Company, as their agent, to tender part or all of the Qualified Option Shares resulting from the conditional exercise.

  This exercise of such options will be "conditional" because the option holder is deemed to exercise the option only if, and to the extent that, the Company actually purchases the Qualified Option Shares in the Offer. If, after taking into account proration, the Company purchases less than all of a holder's Qualified Option Shares, the options will be exercised, and the Qualified Option Shares purchased, in the order designated by the holder in the Option Election Form, and the remaining options will not be considered to have been exercised and will remain outstanding.

  As an accommodation to option holders planning to tender Qualified Option Shares in the Offer, the Company will permit option holders to elect a "cashless" exercise of the options for Qualified Option Shares purchased in the Offer. In this event, the option holder will not be required to pay cash for the exercise price and the consideration received by the holder whose Qualified Option Shares are purchased in the Offer will be an amount equal to the difference between $8.00 and the exercise price per Qualified Option Share relating to the Qualified Option Shares so purchased (less the applicable tax withholding amount). Option holders will receive the same consideration they would have received if the options had been exercised for cash, applicable taxes had been paid in cash, and the related Shares had been sold for the Offer Price. Option holders who have not exercised their options for cash and received Shares upon the exercise of such options may not use the Letter of Transmittal, and instead should use the Option Election Form, to direct the tender of the Qualified Option Shares. Instead, such holders must follow the procedures for tender described in the Option Election Form and Related Instructions included with this Offer to Purchase.

  If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in "Section 5. Procedures for Tendering Shares," such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

  The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its controlled affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transaction or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. Procedures for Tendering Shares

  Except as set forth below, in order for Shares (other than Qualified Option Shares) to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. The term "Agent's Message" means a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

  Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Certificates and all other required documents to the Depositary prior to the Expiration Date, or such Stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

  (i) such tender is made by or through an Eligible Institution;

  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company, is received prior to the Expiration Date by the Depositary as provided below; and

  (iii) the Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market and banks in New York City are open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Company.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

  Our Employee Stock Purchase Plan. Participants in our Employee Stock Purchase Plan may elect to tender some or all of the shares held in the participant's account under the plan by following the instructions in the Direction Form for ESPP Participants separately and returning it to EquiServe in accordance with those instructions. Each participant may direct that all, some or none of the shares held in the participant's account under the Employee Stock Purchase Plan be tendered. Any Employee Stock Purchase Plan shares tendered but not purchased will be returned to the participant's Employee Stock Purchase Plan account. All documents furnished to stockholders generally in connection with the Offer will be made available to participants whose accounts are credited with shares. Participants in the Employee Stock Purchase Plan cannot use the Letter of Transmittal to direct the tender of shares, but must use the Letter to Participants in Edgewater's Employee Stock Purchase Plan. Delivery of a Letter of Transmittal by an Employee Stock Purchase Plan participant does not constitute proper tender of his or her Employee Stock Purchase Plan shares. Participants in our Employee Stock Purchase Plan are urged to read the Letter to Participants in Edgewater's Employee Stock Purchase Plan Transmittal and related materials carefully.

  THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Tenders by Holders of Exercisable Options. Holders of vested, exercisable options granted under the Company's stock option plans with an exercise price of less than $8.00 who wish to participate by conditionally exercising options and tendering the underlying Qualified Option Shares should not complete the Letter of Transmittal. They should instead complete the Option Election Form provided to them with this Offer to Purchase. In addition, holders of vested, exercisable options who wish to participate in the Offer by conditionally tendering their exercisable options must follow the instructions and procedures set forth in the documents described below. These documents are also part of the terms of the Offer.

  Holders of vested options exercisable for Qualified Option Shares should read this Offer to Purchase, the related Letter of Transmittal, the Memorandum to Holders of Stock Options and Option Election Form and Related Instructions, as they contain the terms of the Offer. Holders of vested options exercisable for Qualified Option Shares should also see "Section 7. Certain United States Federal Income Tax Consequences--Tax Considerations for Holders of Options" for information about tax considerations.

  Holders of vested exercisable options who wish to tender Qualified Option Shares in the Offer should review the information and must follow the instructions contained in the Memorandum to Holders of Stock Options and Option Election Form and Related Instructions. In addition, holders of exercisable options who also hold Shares directly may participate in the Offer by following the instructions in this Offer to Purchase and Letter of Transmittal.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any particular Shares or any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders, and the Company's interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Company. None of the Company, either of the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

  Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Company as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Company (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Company accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Company will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Company reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Company's payment for such Shares, the Company must be able to exercise full voting rights with respect to such Shares.

  The acceptance for payment by the Company of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

  TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENTS MADE TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL. NON-UNITED STATES HOLDERS MUST SUBMIT A COMPLETED FORM W-8 TO AVOID BACKUP WITHHOLDING. SEE INSTRUCTIONS 10 AND 11 OF THE LETTER OF TRANSMITTAL. THESE FORMS MAY BE OBTAINED FROM THE DEPOSITARY.

6. Withdrawal Rights.

  Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 midnight on Tuesday, February 20, 2001. If the Company extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, nevertheless, on behalf of the Company, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this
Section 6.

  For a withdrawal to be effective and proper, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "Section 5. Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares or must otherwise comply with DTC's procedures.

  Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in "Section 5. Procedures for Tendering Shares," at any time prior to the Expiration Date.

  Qualified Option Shares tendered may only be withdrawn as set forth in the Memorandum to Holders of Stock Options.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, whose determination will be final and binding. None of the Company, the Dealer Managers, the Depositary, the Information Agent or any other person will be under a duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

7. Certain U.S. Federal Income Tax Consequences.

  The following is a general summary of the material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to a particular stockholder in light of the stockholder's particular circumstances. Some stockholders, such as holders who acquire their securities through the exercise of options, insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities or currencies, persons that hold Shares as a position in a "straddle" or as part of a "hedge," "conversion transaction" or other integrated investment, persons who received Shares as compensation or persons whose functional currency is other than the U.S. dollar, may be subject to different rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a stockholder's decision to tender Shares pursuant to the Offer. This summary assumes Shares are held as capital assets within the meaning of Section 1221 of the Code. For purposes of this summary a "U.S. Holder" means a beneficial holder of the securities who, for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in the U.S. or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

  EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

  Tax Consequences of the Offer--Distribution vs. Sale Treatment. The Company's purchase of Shares from a stockholder pursuant to the Offer will be treated by the stockholder either as a sale of the Shares or as a distribution by the Company. The purchase will be treated as a sale if the stockholder meets any of the three tests discussed below. It will be treated as a distribution if the stockholder satisfies none of the three tests discussed below.

  If the purchase of Shares from a particular stockholder is treated as a sale, the stockholder will recognize gain or loss on the exchange in an amount equal to the difference between the amount of cash received by the stockholder and the stockholder's tax basis in the Shares sold. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Shares were held more than one year. A stockholder must calculate gain or loss separately for each block of Shares that he or she owns. A stockholder may be able to designate which blocks and the order of such blocks of Shares to be tendered pursuant to the Offer.

  If the purchase of Shares from a particular stockholder is treated as a distribution by the Company, the full amount of cash received by the particular stockholder for the Shares (without being offset by its tax basis in the purchased Shares) will be treated as a dividend and taxed to the stockholder as ordinary income to the extent that the Company's current and accumulated earnings and profits would be allocable to the distribution. In addition, the tax basis of the stockholder's sold Shares will be added to the tax basis of the remaining Shares. To the extent, if any, payments made by the Company exceed its earnings and profits, a tendering stockholder will receive its share of such excess tax-free to the extent of its basis in its Shares and then as capital gain.

  Determination of Sale or Distribution Treatment. The Company's purchase of Shares pursuant to the Offer will be treated as a sale of the Shares by a stockholder if:

  (a) the purchase completely terminates the stockholder's equity interest in the Company;

  (b) the receipt of cash by the stockholder is "not essentially equivalent to a dividend;" or

  (c) as a result of the purchase there is a "substantially disproportionate" reduction in the stockholder's equity interest in the Company.

If none of these tests are met with respect to a particular stockholder, then the Company's purchase of Shares pursuant to the Offer will be treated as a distribution.

  In applying the foregoing tests, the constructive ownership rules of Section 318 of the Code apply. Thus, a stockholder is treated as owning not only Shares actually owned by the stockholder but also Shares actually (and in some cases constructively) owned by others. Pursuant to the constructive ownership rules, a stockholder will be considered to own Shares owned, directly or indirectly, by certain members of the stockholder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the stockholder has an equity interest, as well as Shares which the stockholder has an option to purchase.

  It may be possible for a tendering stockholder to satisfy one of the above three tests by contemporaneously selling or otherwise disposing of all or some of the Shares that such stockholder actually or constructively owns that are not purchased pursuant to the Offer. Correspondingly, a tendering stockholder may not be able to satisfy one of the above three tests because of contemporaneous acquisitions of Shares by such stockholder or a related party whose Shares would be attributed to such stockholder. Stockholders should consult their tax advisors regarding the tax consequences of such sales or acquisitions in their particular circumstances.

  Complete Termination. A sale of Shares pursuant to the Offer will be deemed to result in a "complete termination" of the stockholder's interest in the Company if, immediately after the sale, either:

  (a) the stockholder owns, actually and constructively, no Shares; or

  (b) the stockholder actually owns no Shares and constructively owns only Shares as to which the stockholder is eligible to waive, and does effectively waive, constructive ownership under the procedures described in Section 302(c)(2) of the Code. If a stockholder desires to file such a waiver, the stockholder should consult his or her own tax advisor.

  Not Essentially Equivalent to a Dividend. A sale of Shares pursuant to the Offer will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the selling stockholder's proportionate interest in the Company. Whether a stockholder meets this test will depend on relevant facts and circumstances. The Internal Revenue Service (the "IRS") has held in a published ruling that, under the particular facts of that ruling, a 3.3% reduction in the percentage stock ownership of a stockholder constituted a "meaningful reduction" when the stockholder owned 0.0001118% of the publicly held corporation's stock before a redemption, owned 0.0001081% of the corporation's stock after the redemption and did not exercise any control over corporate affairs. In that ruling, the IRS applied the meaningful reduction standard to the following three important rights attributable to stock ownership:

  (a) the right to vote;

  (b) the right to participate in current earnings and accumulated surplus;
      and

  (c) the right to share in net assets on liquidation.

  In measuring the change, if any, in a stockholder's proportionate interest in the Company, the meaningful reduction test is applied by taking into account all Shares that the Company purchases pursuant to the Offer, including Shares purchased from other stockholders.

  If, taking into account the constructive ownership rules of Section 318 of the Code, a stockholder owns Shares that constitute only a minimal interest in the Company and does not exercise any control over the affairs of the Company, any reduction in the stockholder's percentage interest in all of the three rights described in the preceding sentence should be a "meaningful reduction." Such selling stockholder should, under these circumstances, be entitled to treat his or her sale of Shares pursuant to the Offer as a sale for U.S. federal income tax purposes.

  Substantially Disproportionate. Under Section 302(b)(2) of the Code a sale of Shares pursuant to the Offer, in general, will be "substantially disproportionate" as to a stockholder if immediately after the sale the percentage of the outstanding Shares that the stockholder then actually and constructively owns (treating as not outstanding all Shares purchased by the Company pursuant to the Offer from the particular stockholder and all other stockholders) is less than 80% of the percentage of the outstanding Shares that the stockholder actually and constructively owned immediately before its sale of Shares (treating as outstanding all Shares purchased by the Company pursuant to the Offer from the particular stockholder and all other stockholders).

  The Company cannot predict whether there will be sale or distribution treatment. The Company cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept from each stockholder fewer Shares than are tendered by each stockholder. Consequently, the Company can give no assurance that a sufficient number of any individual stockholder's Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.

  Consequences to stockholders who do not sell Shares pursuant to the Offer. Stockholders who do not sell Shares pursuant to the Offer will not incur any tax liability as a result of the consummation of the Offer.

  Tax Considerations for holders of Qualified Option Shares. A holder of a vested option exercisable for Qualified Option Shares who receives cash in the Offer in exchange for Qualified Option Shares will be treated as receiving compensation income per Qualified Option Share sold equal to the excess of $8.00 over the exercise price per Qualified Option Share of the relevant option. Such income will be taxed to the option holder at ordinary income rates and will be subject to withholding for income and employment taxes.

  Taxation of Non-US Holders. As a general matter, non-U.S. stockholders and option holders will not be subject to U.S. taxation. The rules governing U.S. federal income taxation of the receipt by non-U.S. stockholders and option holders of cash pursuant to the Offer, however, are complex and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, non-U.S. stockholders and option holders should consult their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to the receipt of cash pursuant to the Offer.

  Backup Federal Income Tax Withholding. Payments in connection with the Offer may be subject to "backup withholding" at a 31% rate. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to a payment of cash pursuant to the Offer unless the stockholder (a) is a corporation or comes within certain other exempt categories (including financial institutions, tax-exempt organizations and non-U.S. stockholders) and, when required, demonstrates this fact or (b) provides a TIN, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide the Depositary with a correct TIN may also be subject to penalties imposed by the IRS.

  To prevent backup withholding and possible penalties, each stockholder should complete the substitute IRS Form W-9 included in the Letter of Transmittal. In order to qualify for an exemption from backup withholding, a non-U.S. stockholder must submit a properly executed IRS Form W-8 to the Depositary. Any amount paid as backup withholding will be creditable against the stockholder's U.S. federal income tax liability.

  Tax Consequences of Tendering Shares Purchased in the Employee Stock Purchase Program. If a participant in an option plan organized pursuant to
Section 423 of the Code (a "Section 423 Plan") sells Shares more than two years after the date on which the option to purchase the Shares was granted and more than one year after the purchase of the Shares (the holding period), a portion of the participant's gain will be ordinary income and a portion will be capital gain. The participant will be taxed at ordinary income tax rates on the excess of the value of the Shares when the option was granted over the purchase price, or, if less, the entire gain on the sale. The participant will have additional capital gain or loss equal to the difference, if any, between the proceeds of the sale and the participant's basis in the Shares (the purchase price plus any ordinary income realized). The capital gain rate will depend on how long the stock is held by the participant.

  If a participant in Section 423 Plan, such as our Employee Stock Purchase Plan, sells Shares before the expiration of the holding period, the participant generally will be taxed at ordinary income tax rates to the extent that the value of the shares when the Shares were purchased exceeded the purchase price. We will be entitled to a corresponding deduction. The participant will have additional capital gain or loss on the difference between the proceeds of the sale and the participant's basis in the Shares (the purchase price plus any ordinary income realized). The capital gain rate will depend on how long the stock is held by the participant.

  This description of the federal tax consequences of tendering by participants in the employee stock purchase plan does not purport to be a complete description. There may be different tax consequences under certain circumstances, and there may be state and local tax consequences. You should seek competent professional advice.

  ALL STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING SHARES FOR CASH PURSUANT TO THE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

8. Price Range of Shares; Dividends; Our Rights Plan.

  Our Shares are listed for trading on the Nasdaq Stock Market under the symbol "EDGW." It began trading in September 1996 following our initial public offering. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share as reported on the Nasdaq Stock Market. We have never paid any cash dividends on our common stock.

                                                                   High   Low
                                                                  ------ ------
1998
 First quarter................................................... $41.88 $23.00
 Second quarter..................................................  44.88  32.38
 Third quarter...................................................  37.00  17.00
 Fourth quarter..................................................  24.00  12.75
1999
 First quarter...................................................  24.63   5.75
 Second quarter..................................................  12.75   6.88
 Third quarter...................................................  12.88   6.94
 Fourth quarter..................................................   8.88   6.13
2000
 First quarter...................................................  10.94   7.55
 Second quarter..................................................   8.53   5.00
 Third quarter...................................................   7.00   4.84
 Fourth quarter (through December 20, 2000)                         6.56   4.56

  On December 14, 2000, the last full trading day prior to the Company's announcement of its intent to commence a $130,000,000 fixed price issuer tender offer, the last reported sales price of the Shares on the Nasdaq National Market was $5.50 per Share. On December 20, 2000, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares as reported on The Nasdaq Stock Market was $6.0625. We urge stockholders to obtain current market quotations for the Shares.

  Rights Plan. On July 20, 2000, our Board of Directors adopted a share purchase rights plan, pursuant to which we declared a dividend of one preferred stock purchase right for each share of our common stock outstanding. One right attaches to each share of our common stock, and, when exercisable, each right will entitle the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, at a price of $40.00 per one one-hundredth of a preferred share, subject to adjustment.

  In general, the rights become exercisable or transferable only upon the occurrence of certain events relating to the acquisition by any person or group, other than us, of beneficial ownership of 20% or more of the aggregate voting power represented by our outstanding securities or the commencement of a tender offer to acquire such beneficial ownership. The rights will expire on August 2, 2010, subject to our right to extend the date, unless earlier redeemed or exchanged by us or terminated. The rights may be redeemed in whole, but not in part, at a price of $0.001 per right by the Board of Directors at any time before the time a person crosses the beneficial ownership threshold.

  The preferred stock purchase rights are not currently exercisable and trade together with Shares. Absent circumstances causing the rights to become exercisable or separately tradable prior to the Expiration Date, the tender of any Shares pursuant to the Offer will include the tender of the associated rights. No separate consideration will be paid for the rights. Upon the purchase of Shares by us pursuant to this Offer, the sellers of the Shares purchased will no longer own the preferred stock purchase rights associated with the purchased Shares.

  The foregoing description of the preferred stock purchase rights is qualified in its entirety by reference to the Rights Agreement, a copy of which has been filed as an exhibit to a Form 8-K filed by us on August 2, 2000. This exhibit may be obtained from the SEC in the manner provided in "Section 10 Certain Information Concerning Us."

9. Source and Amount of Funds.

  Assuming we purchase all Shares pursuant to this Offer at the offer price of $8.00 per share and all 408,000 Qualified Option Shares, we expect the maximum aggregate cost, including all fees and expenses applicable to the Offer, will be approximately $132.6 million. We will fund the Offer through existing cash balances.

10. Certain Information Concerning Us

  We presently provide human resource and business solutions through two segments. Our eSolutions segment consists of Edgewater Technology (Delaware), Inc., an eSolutions consulting firm acquired effective April 1, 1999, which provides eCommerce software solutions, consulting and web development, as well as outsourcing to help companies convert to an Internet business model. Our ClinForce clinical trials staffing services business (which is the subject of the pending ClinForce Sale Transaction) provides clinical trials support services. On December 15, 2000, we executed a definitive agreement to sell the ClinForce business pursuant to the ClinForce Sale Transaction. We are headquartered at 302 East Millsap Road, Fayetteville, AR 72703. Our telephone number is (501) 973-6084.

  The Company's eSolutions segment is a full-service provider of eBusiness solutions that we generally refer to throughout this document as the eSolutions and has developed a service model and approach which includes: (1) eStrategy--consulting services that aid clients in translating business goals into eSolutions strategies taking full advantage of Internet technologies; (2) eSolutions--development of customer eSolutions applications that fully integrate the client's Web presences, customer service and back-office legacy systems including fulfillment, procurement and financial; and (3) Internet Outsourcing--providing a spectrum of services ranging from enhanced site hosting through semi-custom and custom integrated Application Service Provision, completed with total Internet application outsourcing.

  Edgewater since its inception in 1992, has experienced positive sequential growth on an annual basis by continually focusing on five key core values: (1) Excellence in Execution--successfully developing and deploying custom solutions that meet the clients needs, (2) Maintaining Strong Operational Metrics--building a growing and historically profitable organization with formal processes to drive operational excellence and sustain strong metrics, such as above average utilization rates, gross margins which have been historically over 50%, positive year over year growth and increasing consultant headcount; (3) Middle Market focus--positioning Edgewater service offering to organizations in underserved second-tier cities through strategically positioned regional solutions centers (4) Vertical Expertise-- integrating our business and technology skills to create competitive advantage for our clients among a multiple of industries and (5) Technology Excellence-- utilizing innovative technology to build and deploy complex and scalable high-volume systems. Edgewater currently, provides eSolution services via 247 employees, of which 201 are billable consultants working from eSolution Centers located in Massachusetts, New Hampshire, Arkansas, Minnesota, North Carolina and Alabama.

  Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

  Incorporation by Reference. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

   SEC Filings (File No. 0-20971)                    Period or Date Filed
   ------------------------------              --------------------------------
   Annual Report on Form 10-K (as amended).... Year ended December 31, 1999
   Quarterly Reports on Form 10-Q............. Quarter ended March 31, 2000
                                               Quarter ended June 30, 2000
                                               Quarter ended September 30, 2000
   Current Reports on Form 8-K................ Report filed April 27, 2000
                                               Report filed July 14, 2000
                                               Report filed July 26, 2000
                                               Report filed August 2, 2000
                                               Report filed September 26, 2000
                                               Report filed December 1, 2000
                                               Report filed December 15, 2000
                                               Report filed December 21, 2000

  We incorporate by reference these documents and any additional documents that we may file with the SEC between the date of this Offer and the date of expiration of withdrawal rights. Those documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

  You can obtain any of the documents incorporated by reference in this document from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 302 East Millsap Road, Fayetteville, AR 72703, telephone: (501) 973-6084. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

11.  Pro Forma Financial Statements

                          EDGEWATER TECHNOLOGY, INC.
                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

INTRODUCTION

  We (Edgewater Technology, Inc. and our subsidiaries, or the "Company") provide business solutions through our eSolutions segment, Edgewater Technology (Delaware), Inc. ("Edgewater") which was acquired effective April 1, 1999. As discussed below, we have previously sold our interests in our Commercial staffing segment, Robert Walters plc ("Robert Walters") (finance and accounting staffing services), and Strategic Legal Resources (legal staffing). At the time of our Form 10-Q filing for the three months ended September 30, 2000, we had signed a non-binding letter of intent to sell our IntelliMark division (information technology staffing and solutions, which was subsequently sold on November 16, 2000). As a result of the above, the operating results for these divisions were included in discontinued operations in the financial statements as of and for the nine months ended September 30, 2000.

  On June 28, 2000, pursuant to a Purchase Agreement dated May 16, 2000 with Stephens Group, Inc., we sold all of our subsidiaries, and the assets and liabilities of our Commercial staffing segment to affiliate entities of Stephens Group, Inc. As consideration, we received gross proceeds of $190.1 million in cash before fees, expenses and taxes. As part of the transaction, we sold the name "StaffMark" as that was the name used by the Commercial staffing segment. As a result of the transaction, we changed our name to "Edgewater Technology, Inc." and our stock symbol from "STAF" to "EDGW."

  On July 13, 2000, we sold, through two indirect wholly-owned subsidiaries, all of our equity interests in Robert Walters through an initial public offering on the London Stock Exchange. Robert Walters had previously been our finance and accounting platform within our Professional/IT segment. Our two subsidiaries sold 67,200,000 ordinary shares at a price of 170 pence per share (or $2.57 at then current exchange rates). The shares began trading on a conditional basis on the London Stock Exchange on July 6, 2000. On July 14, 2000, the underwriters exercised the over-allotment of 10,400,000 ordinary shares. Our share of offering gross proceeds, including the exercise of the over-allotment option, was $199.2 million prior to offering commissions, fees and expenses.

  On September 22, 2000, we sold all of the outstanding stock of Strategic Legal Resources, our legal staffing platform within our Professional/IT segment, to a company owned by a group of investors including MidMark Capital II, L.P. and Edwardstone & Company for $13.25 million, of which $4.25 million is represented by a promissory note payable in January 2001.

  On November 16, 2000, we sold all of the outstanding shares of stock of our subsidiaries that comprised IntelliMark, our information technology staffing and solutions platform within our Professional/IT segment, to an affiliate of Charlesbank Equity Fund V Limited Partnership for approximately $42.7 million in cash, subject to potential upward or downward post-closing adjustments.

  On December 15, 2000, we executed a definitive agreement to sell ClinForce, our clinical trials support services platform within our Professional/IT segment, to Cross Country TravCorps, Inc. for approximately $31.0 million in cash, subject to potential upward or downward post-closing adjustments (the "ClinForce Sale Transaction"). The closing of the ClinForce Sale Transaction is conditioned upon our receipt of stockholder approval and the satisfaction of other customary conditions to closing. We will hold a Special Stockholders' Meeting to approve the ClinForce Sale Transaction. Subject to the receipt of stockholder approval for the ClinForce Sale Transaction, we anticipate that we would receive proceeds from the ClinForce Sale Transaction late in the first quarter of 2001.

  The following unaudited pro forma consolidated statements of income set forth the results of operations for the twelve months ended December 31, 1999 and for the nine months ended September 30, 2000 as if the ClinForce Sale Transaction and $130 million issuer tender offer ("the Tender Offer") had occurred at the beginning of fiscal 1999. The unaudited pro forma consolidated balance sheet sets forth the financial position as of September 30, 2000, as if the ClinForce Sale Transaction and Tender Offer had occurred as of that date.

  Edgewater, our eSolutions segment, had selling, general and administrative expenses ("SG&A") of $7.8 million for the nine months ended September 30, 2000. Including the pro forma results for the three months ended March 31, 1999, Edgewater had SG&A of $5.1 million for the twelve months ended December 31, 1999. In addition to these segment costs, the accompanying pro forma statements of income include the costs that remain after the allocation of corporate costs to the respective discontinued divisions. As these remaining corporate costs were incurred in historical periods based on a larger public company and a different corporate structure, these costs are not necessarily indicative of the future corporate costs that will be necessary to operate Edgewater as a stand-alone public company.

  The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the ClinForce Sale Transaction and Tender Offer been completed at the beginning of fiscal 1999. These statements should be read in conjunction with the accompanying notes herein and the historical consolidated financial statements and related notes included in our 1999 Annual Report of Form 10-K and Quarterly Report on Form 10-Q for the three months ended September 30, 2000.

Edgewater Technology, Inc.
Unaudited Pro Forma Combined
Balance Sheet
As of September 30, 2000
(In Thousands)

                                           IntelliMark    ClinForce    Tender Offer
                             Edgewater      Pro Forma     Pro Forma     Pro Forma        Pro
                          Technology, Inc. Adjustments   Adjustments   Adjustments      Forma
                          ---------------- -----------   -----------   ------------    --------
         ASSETS
CURRENT ASSETS:
  Cash and cash
   equivalents..........      $100,226       $41,000 (a)   $   246 (f)  $(130,000)(k)  $ 35,235
                                              (4,138)(b)    31,000 (g)     (1,485)(l)
                                                            (1,614)(h)
  Accounts receivable,
   net..................        12,374           --         (4,078)(f)        --          8,296
  Prepaid expenses and
   other................         6,681           --            496 (f)        --          7,177
  Income tax
   receivable...........           --        14,000 (c)        --             --         14,000
  Deferred income
   taxes................         1,484            --            --             --         1,484
                              --------       -------       -------      ---------      --------
   Total current
    assets..............       120,765        50,862        26,050       (131,485)       66,192
PROPERTY AND EQUIPMENT,
 net....................         2,154           --           (433)(f)        --          1,721
INTANGIBLE ASSETS, net..        49,390           --        (11,889)(f)        --         37,501
DEFERRED INCOME TAXES...        51,646           325 (c)    (6,080)(i)        --         31,390
                                             (14,501)(c)
OTHER ASSETS............           164           --            (20)(f)        --            144
NET ASSETS HELD FOR
 SALE...................        39,710       (39,710)(d)       --             --            --
                              --------       -------       -------      ---------      --------
                              $263,829       $(3,024)      $ 7,628      $(131,485)     $136,948
                              ========       =======       =======      =========      ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and
   other accrued
   liabilities..........      $ 14,107       $   --        $  (131)(f)  $     --       $ 13,976
  Payroll and related
   liabilities..........         3,946           --         (1,094)(f)        --          2,852
  Income taxes payable..           501          (501)(c)       --             --            --
                              --------       -------       -------      ---------      --------
   Total current
    liabilities.........        18,554          (501)       (1,225)           --         16,828
OTHER LONG-TERM
 LIABILITIES............           238           --            --             --            238
  STOCKHOLDERS' EQUITY:
  Common stock..........           296           --            --             --            296
  Treasury stock........        (6,127)          --            --        (130,000)(k)  (136,127)
  Paid-in capital.......       217,604           --            --             --        217,604
  Retained earnings             33,264        (2,523)(e)     8,853(j)      (1,485)(l)    38,109
                              --------       -------       -------      ---------      --------
   Total stockholders'
    equity..............       245,037        (2,523)        8,853       (131,485)      119,882
                              --------       -------       -------      ---------      --------
Total Liabilities and
 Stockholders' Equity...      $263,829       $(3,024)      $ 7,628      $(131,485)     $136,948
                              ========       =======       =======      =========      ========

                          EDGEWATER TECHNOLOGY, INC.

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                           AS OF SEPTEMBER 30, 2000

(a) Records the proceeds of $42.7 million received by the Company for the sale of IntelliMark net of receivable collections already reflected in the cash balance.

(b) Records the payment of estimated transaction fees and reserves associated with the sale of IntelliMark.

(c) Records the income tax effects of the sale of IntelliMark. The current classification represents recovery of 1998 fiscal year taxes paid which we will file a refund for in 2001 and which we expect to receive within the next twelve months.

(d) Represents the assets and liabilities of IntelliMark that were sold by the Company.

(e) Records the book loss generated from the sale of IntelliMark.

(f) Represents the assets and liabilities of ClinForce that are being sold by the Company as part of the ClinForce Sale Transaction.

(g) Records the proceeds of $31.0 million to be received by the Company for the ClinForce Sale Transaction, pending stockholder approval.

(h) Records the payment of estimated transaction fees associated with the ClinForce Sale Transaction.

(i) Records the income tax effects of the ClinForce Sale Transaction, which resulted in a reduction of our deferred tax asset.

(j) Records the book gain generated from the ClinForce Sale Transaction.

(k) Records the use of $130 million to repurchase Shares of our common stock via the Tender Offer.

(l) Records the payment of estimated transaction fees (including the anticipated purchase of Qualified Option Shares) associated with the Tender Offer.

Edgewater Technology, Inc.
Unaudited Pro Forma Combined
Statement of Income
for the Nine Months Ended
September 30, 2000
(In Thousands, Except Per Share Data)

                               Edgewater         Previous                   Pro Forma       Pro
                          Technology, Inc.(a) Dispositions(b) ClinForce(c) Adjustments     Forma
                          ------------------- --------------- ------------ -----------    -------
SERVICE REVENUES........       $  43,969         $    --        $(20,554)    $   --       $23,415
COST OF SERVICES........          25,491              --         (14,338)        --        11,153
                               ---------         --------       --------     -------      -------
  Gross profit..........          18,478              --          (6,216)        --        12,262
OPERATING EXPENSES:
 Selling, general and
  administrative........          14,656              --          (3,392)       (885) (d)  10,379
 Depreciation and
  amortization..........           3,724              --            (418)        --         3,306
 Nonrecurring
  restructure charge....           2,803              --             --       (2,803) (e)     --
                               ---------         --------       --------     -------      -------
  Operating (loss)
   income...............          (2,705)             --          (2,406)      3,688       (1,423)
                               ---------         --------       --------     -------      -------
OTHER INCOME (EXPENSE):
 Interest income........              35              --             --        1,322 (f)    1,357
 Other, net.............             817              --             --          --           817
                               ---------         --------       --------     -------      -------
(LOSS) INCOME BEFORE
 INCOME TAXES...........          (1,853)             --          (2,406)      5,010          751
INCOME TAX (BENEFIT)
 PROVISION..............            (710)             --            (922)      1,920 (g)      288
                               ---------         --------       --------     -------      -------
  (Loss) income from
   continuing
   operations...........          (1,143)             --          (1,484)      3,090          463
DISCONTINUED OPERATIONS:
 Loss from operations of
  discontinued
  divisions.............        (105,637)         105,637            --          --           --
 Gain on sale of
  divisions.............          63,513          (63,513)           --          --           --
                               ---------         --------       --------     -------      -------
  Net (loss) income.....       $ (43,267)        $ 42,124       $ (1,484)    $ 3,090      $   463
                               =========         ========       ========     =======      =======
EARNINGS PER COMMON
 SHARE
  BASIC.................       $   (1.47)                                                 $  0.04
                               =========                                                  =======
  DILUTED...............       $   (1.47)                                                 $  0.03
                               =========                                                  =======
WEIGHTED AVERAGE SHARES
 OUTSTANDING
  BASIC.................          29,387                                                   13,137 (h)
                               =========                                                  =======
  DILUTED...............          29,492                                                   13,242 (i)
                               =========                                                  =======

                          EDGEWATER TECHNOLOGY, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

(a) As we had signed a non-binding letter of intent to sell our IntelliMark division as of September 30, 2000, the results of operation for this division are included in discontinued operations. IntelliMark was sold on November 17, 2000. As we have previously sold our interests in our Commercial staffing segment, Robert Walters, and Strategic Legal Resources, the operating results for these divisions are also included in discontinued operations for the nine months ended September 30, 2000.

(b) Adjustment to remove discontinued operations, which include results from our Commercial staffing segment, Robert Walters, Strategic Legal Resources and IntelliMark.

(c) Represents the unaudited financial results of ClinForce, our clinical trials support services division, which is being sold as part of the ClinForce Sale Transaction, pending stockholder approval.

(d) Represents an allocation of the Company's corporate costs that relate to ClinForce.

(e) Adjustment to remove nonrecurring corporate charges that relate to our restructure and sale of various divisions.

(f) Adjustment to reflect interest income that would have resulted if the Tender Offer and sale of the Commercial staffing segment, Robert Walters, Strategic Legal Resources, IntelliMark and ClinForce had occurred effective January 1, 2000.

(g) Records the provision for federal and state income taxes at an effective combined tax rate of approximately 38.3%.

(h) Reflects the actual weighted average basic shares outstanding for the nine months ended September 30, 2000 of 28,387, 232 adjusted to reflect the repurchase as of January 1, 2000 of 16,250,000 shares of our common stock through the $130 million Tender Offer priced at $8.00 per share.

(i) Pro forma weighted average diluted shares outstanding for the nine months ended September 30, 2000 include the shares discussed in Note (h) above and 105,094 shares representing the incremental dilutive effect of our outstanding stock options.

                           Edgewater Technology, Inc.
                          Unaudited Pro Forma Combined
                              Statement of Income
                          for the Twelve Months Ended
                               December 31, 1999
                     (In Thousands, Except Per Share Data)

                            Edgewater        Previous                  Preqacquisition  Pro Forma      Pro
                         Technology, Inc. Dispositions(a) ClinForce(b)  Edgewater(c)   Adjustments    Forma
                         ---------------- --------------- ------------ --------------- -----------   -------
SERVICE REVENUES........    $1,220,852      $(1,179,317)    $(26,496)      $4,790        $   --      $19,829
COST OF SERVICES........       918,574         (893,388)     (19,200)       2,087            828 (d)   8,901
                            ----------      -----------     --------       ------        -------     -------
    Gross profit........       302,278         (285,929)      (7,296)       2,703           (828)     10,928
OPERATING EXPENSES:
  Selling, general and
   administrative.......       214,824         (189,344)      (3,913)       1,237        (11,422)(e)  10,554
                                                                                            (828)(d)
  Depreciation and
   amortization.........        21,448          (19,975)        (577)         128          1,021 (f)   2,045
  Non-recurring
   charges..............         2,153           (2,153)         --           --             --          --
                            ----------      -----------     --------       ------        -------     -------
    Operating income
     (loss).............        63,853          (74,457)      (2,806)       1,338         10,401      (1,671)
                            ----------      -----------     --------       ------        -------     -------
OTHER INCOME (EXPENSE):
  Interest (expense)
   income...............       (17,419)             --           --           (67)        18,714 (g)   1,228
  Other, net............          (227)             227          --           --             --          --
                            ----------      -----------     --------       ------        -------     -------
INCOME (LOSS) BEFORE
 INCOME TAXES...........        46,207          (74,230)      (2,806)       1,271         29,115        (443)
INCOME TAX PROVISION
 (BENEFIT)..............        15,994          (25,694)        (971)         440         10,078 (h)    (153)
                            ----------      -----------     --------       ------        -------     -------
    Net income (loss)...    $   30,213      $   (48,536)    $ (1,835)      $  831        $19,037     $  (290)
                            ==========      ===========     ========       ======        =======     =======
EARNINGS PER COMMON
 SHARE
    BASIC...............    $     1.03                                                               $ (0.02)
                            ==========                                                               =======
    DILUTED.............    $     1.02                                                               $ (0.02)
                            ==========                                                               =======
WEIGHTED AVERAGE SHARES
 OUTSTANDING
    BASIC...............        29,280                                                                13,030 (i)
                            ==========                                                               =======
    DILUTED.............        29,526                                                                13,276 (j)
                            ==========                                                               =======

                          EDGEWATER TECHNOLOGY, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1999

(a) Represents the results of operations for the Commercial staffing segment, Robert Walters, Strategic Legal Resources and IntelliMark. These divisions were previously sold by the Company during 2000.

(b) Represents the unaudited financial results of ClinForce, our clinical trials support services division, which is being sold as part of the ClinForce Sale Transaction, pending stockholder approval.

(c) Represents the unaudited financial results of Edgewater, our eSolutions segment, for the three months ended March 31, 1999 as this segment was acquired effective April 1, 1999.

(d) Reclassification adjustment to properly present benefit and tax costs for Edgewater's consultants as components of Cost of Services instead of Selling, General and Administrative Expenses.

(e) Represents an allocation of the Company's corporate costs that relate to the Commercial staffing segment, Robert Walters, Strategic Legal Resources, IntelliMark and ClinForce.

(f) Adjustment to reflect the amortization expense relating to the intangible assets recorded in conjunction with the acquisition of Edgewater, our eSolutions segment, for the three months ended March 31, 1999. Intangible assets recorded in conjunction with this acquisition include goodwill of approximately $40.8 million which is being amortized over ten years.

(g) Adjustment to reflect interest income that would have resulted if the Tender Offer and the sale of the Commercial staffing segment, Robert Walters, Strategic Legal Resources, IntelliMark and ClinForce had occurred effective January 1, 1999.

(h) Records the provision for federal and state income taxes at an effective combined tax rate of approximately 34.6%.

(i) Reflects the actual weighted average basic shares outstanding for the twelve months ended December 31, 1999 of 29,280,117 adjusted to reflect the repurchase as of January 1, 1999 of 16,250,000 shares of our common stock through the $130 million Tender Offer priced at $8.00 per share.

(j) Pro forma weighted average diluted shares outstanding for the twelve months ended December 31, 2000 include the shares discussed in Note (i) above and 246,176 shares representing the incremental dilutive effect of our outstanding stock options

12.Fees and Expenses.

  Except as set forth below, the Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  Credit Suisse First Boston and Banc of America Securities are acting as Dealer Managers in connection with the Offer and have provided certain financial advisory services to the Company in connection with the Offer. Each Dealer Manager will receive reasonable and customary compensation for its services, and the Company has agreed to reimburse each Dealer Manager for all out-of-pocket expenses incurred by it, including the reasonable fees and expenses of legal counsel, and to indemnify each Dealer Manager against certain liabilities and expenses in connection with its engagement as a Dealer Manager, including certain liabilities under the federal securities laws.

  The Company has retained Corporate Investor Communications as the Information Agent, and EquiServe as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interview and may request Custodians to forward materials relating to the Offer to beneficial owners.

As compensation for acting as Information Agent in connection with the Offer, Corporate Investor Communications will receive reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. The Company will pay the Depositary reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Custodians will be reimbursed by the Company for customary handling and mailing expenses incurred by them in forwarding material to their customers.

13.Certain Conditions to the Offer.

  Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Company's right to extend, amend or terminate the Offer as set forth in Section 14, the Company shall not be required to accept for payment, purchase or pay for any Shares or Qualified Option Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase and the payment for Shares or Qualified Option Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if, at any time on or after January 23, 2001 and before acceptance for payment of or payment for any such Shares or Qualified Option Shares, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's sole and reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by the Company, makes it inadvisable to proceed with the Offer or the acceptance for payment:

  (a) there shall be threatened or pending any suit, action or proceeding by any court, agency, authority or other tribunal of action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign (the "Governmental Entity") (i) challenging the acquisition by the Company of any Shares or Qualified Option Shares, seeking to restrain or prohibit the making or consummation by the Company, of the Offer or otherwise relating to the Offer, or (ii) which otherwise is reasonably likely to have a material adverse effect on the Company;

  (b) any statute, rule, regulation, legislation, judgment, order or injunction shall be threatened, proposed, sought, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (i) the Company or any of its subsidiaries or otherwise relates in any manner to the Offer or (ii) the Offer, in each of the cases of clauses (i) and (ii), by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

  (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the Nasdaq National Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange or market not related to market conditions), (ii) any suspension of, or material limitation on, the markets for United States currency exchange rates, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that would reasonably be expected to materially adversely affect, the extension of credit by United States banks or other United States lending institutions, (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States that would reasonably be expected to have a material adverse effect on bank syndication or the financial markets in the United States, (vi) any decline in either the Dow Jones Industrial Average, the Nasdaq Composite Index or the S&P 500 Composite Index by an amount in excess of 15% measured from the close of business on December 20, 2000, or (vii) in the case of any of the foregoing existing on the date of this Offer to Purchase, a material acceleration or worsening thereof;

  (d) any tender or exchange offer with respect to the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company or any subsidiary (excluding the ClinForce Sale Transaction), shall have been proposed, announced or made by any person or entity;

  (e) any change shall occur or be threatened in, or any adverse development shall arise concerning, the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or the ClinForce Sale Transaction, in any case (individually or in the aggregate) which, in the sole and reasonable judgment of the Company, is or may be materially adverse to the Company or affects the anticipated benefits to the Company of acquiring Shares or Qualified Option Shares pursuant to the Offer;

  (f) (i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares (other than a person, entity or group which had publicly disclosed such ownership in a
  Schedule 13D or 13G (or an amendment thereto) on file with the SEC prior to December 21, 2001), (ii) any new group shall have been formed which beneficially owns more than 5% of the outstanding Shares; or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries (excluding, with respect to the ClinForce Sale Transaction) or any of their respective assets or securities; or

  (g) there shall be a reasonable likelihood that the purchase of Shares pursuant to the Offer will cause either (i) the Shares to be held of record by less than 300 persons; or (ii) the Shares not continuing to be eligible to be listed on the Nasdaq National Market;

which, in the sole and reasonable judgment of the Company, in any such case, makes it inadvisable to proceed with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company or may be waived by the Company in whole or in part at any time and from time to time in its exclusive judgment. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

14.Extension of the Offer; Termination; Amendments.

  The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open by making a public announcement thereof. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in
Section 6. The Company also expressly reserves the right, in its sole discretion, (i) to terminate the Offer and not accept for payment any Shares not previously accepted for payment or, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires the Company either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 13 hereof, by making a public announcement of such termination and (ii) at any time, or from time to time, regardless of the existence of any of the conditions specified in Section 13, to amend the Offer in any respect. Amendments to the Offer may be effected by public announcement. Without limiting the manner in which the Company may choose to make public announcement of any extension, termination or amendment, the Company shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones news service, except in the case of an announcement of an extension of the Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which shall be issued no later than 9:00 a.m., EST, on the next business day after the previously scheduled Expiration Date. Material changes to information previously provided to holders of the Shares in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(3) under the Exchange Act.

  If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the SEC has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of such material change is first published, sent or given. If (a) the Company (i) increases or decreases the price to be paid for Shares or adds a dealer's soliciting fee, (ii) increases the number of Shares being sought and any such increase exceeds 2% of the outstanding Shares, or (iii) decreases the number of Shares being sought, and
(b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified above, the Offer will be extended until the expiration of such ten business day period.

15. Certain Legal Matters.

  General. To the best knowledge of the Company there is no license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by the Company's acquisition of Shares pursuant to the Offer, or any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought. While the Company does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approval were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Company may decline to accept for payment or pay for any Shares tendered.

Litigation.

  As reported in our Form 10-Q for the quarter ended September 30, 2000, we have been subject to a number of stockholder lawsuits alleging that we, one of our officer/directors and one of our directors violated federal securities laws. Such actions were consolidated into one action in United States District Court for the Eastern District of Arkansas. On January 11, 2000, the plaintiffs amended their complaint, which supercedes all other complaints. The amended complaint named us and one of our officer/directors as defendants. On June 29, 2000, the Court issued a Memorandum Opinion and Order (the "Order") dismissing most of the allegations in the consolidated complaint. As to the remaining allegations in the consolidated complaint, following the Order, on July 12, 2000, we filed a motion for partial reconsideration to dismiss the remaining allegations. The lead plaintiffs filed a response to our partial reconsideration motion on July 24, 2000 and we filed a reply motion to the response by the lead plaintiffs on July 26, 2000. On November 27, 2000, the Court granted our motion for partial reconsideration and dismissed all of the remaining allegations in the complaint. The plaintiffs filed a motion for reconsideration on December 11, 2000. We filed a response to the plaintiffs' motion for reconsideration on December 20, 2000. To date, the Court has yet to rule on the plaintiffs' motion for reconsideration.

16. Interests of Directors and Officers; Transactions and Arrangements Concerning Shares and Qualified Option Shares.

  As of December 20, 2000, there were 28,692,766 Shares issued and outstanding. The 16,250,000 Shares which the Company is offering to purchase in the Offer represent approximately 56.6% of the Shares outstanding as of December 20, 2000. The 408,000 Qualified Option Shares outstanding as of December 20, 2000 represent approximately 7.0% of the outstanding options.

The following table provides information as of December 20, 2000 about the beneficial ownership of common stock by each of our directors and executive officers. To the best of our knowledge, each such person has sole voting and investment power over the shares shown in this table, except as otherwise indicated.

                                                       Shares Beneficially
                                                           Owned(/1/)
                                                       -----------------------
                                                         Number     Percent
                                                       ------------ ----------
      Name and Address of Executive Officers and
      Directors(/2/)
      ------------------------------------------
      Clete T. Brewer(/3/)............................    1,055,084     3.67%
      Stephen R. Bova(/4/)............................      116,660        *
      Terry C. Bellora(/5/)...........................      251,226        *
      Gordon Y. Allison(/6/)..........................       38,000        *
      William J. Lynch(/7/)...........................       77,699        *
      R. Clayton McWhorter(/8/).......................       32,059        *
      Charles A. Sanders, M.D.(/9/)...................       42,059        *
      Bob L. Martin(/10/).............................       15,005        *
      Michael R. Loeb(/11/)...........................       10,047        *
      All officers and directors, as a group..........    1,641,339     5.63%

--------
*Less than 1%.

(1) The percentages shown with respect to any identified individual or group other than the entity listed under Principal Stockholders are calculated by dividing: (i) the sum of (a) the number of shares of common stock beneficially owned as of December 20, 2000 plus (b) the number of shares of common stock that may be acquired through the exercise of stock options or other rights on or before February 20, 2000 ("currently exercisable options") by (ii) the sum of 28,692,766 shares of common stock outstanding on December 20, 2000 plus the amount referenced in clause (i)(b).

(2) The address of each of the directors and executive officers listed above is c/o Edgewater Technology, Inc., 302 E. Millsap Rd, Fayetteville, AR 72703.

(3) Includes 15,750 shares held by Mr. Brewer's spouse, as to which Mr. Brewer disclaims beneficial ownership, and 19,000 shares subject to currently exercisable options. There are no Qualified Option Shares subject to such options.

(4) Includes 2,060 shares held by Mr. Bova's spouse, as to which Mr. Bova disclaims beneficial ownership. Includes 40,000 shares subject to currently exercisable options, including 40,000 Qualified Option Shares subject to such options.

(5) Includes 248,926 shares subject to currently exercisable options, including 44,426 Qualified Option Shares subject to such options, 200 shares held by a trust of which Mr. Bellora is the trustee and 1,100 shares owned by Mr. Bellora's son, to which Mr. Bellora disclaims beneficial ownership.

(6) Includes 38,000 shares subject to currently exercisable options. There are no Qualified Option Shares subject to such options.

(7) Includes 3,033 shares held by a trust for which Mr. Lynch is trustee and 23,665 shares subject to currently exercisable options, including 8,332 Qualified Option Shares subject to such options.

(8) Includes 23,665 shares subject to currently exercisable options, including 8,332 Qualified Option Shares subject to such options.

(9) Includes 23,665 shares subject to currently exercisable options, including 8,332 Qualified Option Shares subject to such options.

(10) Includes 15,005 shares subject to currently exercisable options, including 15,005 Qualified Option Shares subject to such options.

(11) Includes 8,332 shares subject to currently exercisable options, including 8,332 Qualified Option Shares subject to such options.

  Directors and officers of the Company may participate in the Offer on the same basis as the Company's other stockholders.

  Clete T. Brewer, the Company's Chairman and Chief Executive Officer, who beneficially owns 1,036,084 Shares, has advised us that he intends to tender into the Offer 569,846 Shares that he owns. The remaining officers and directors of the Company, as a group, who together beneficially own 164,997 Shares and 132,759 Qualified Option Shares, have advised us that they intend to tender into the Offer 135,311 Shares that they own and that they intend to tender 40,000 Qualified Option Shares.

  Assuming 16,250,000 Shares are purchased by the Company in the Offer, and the officers and directors tender all of their Shares pursuant to the Offer in accordance with their plans, as set forth herein, the Company's officers' and directors' aggregate percentage ownership of outstanding Shares would decrease from 4.18% to 3.99% as a result of the Offer.

  Neither the Company, nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of the foregoing, had any transactions involving the Shares during the 60 business days prior to the date of the Offer.

  Except for outstanding options to purchase Shares granted to certain of the Company's employees (including executive officers), and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or officers or any of the officers or directors of the Company's affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of the Company's securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or other option arrangements, puts or calls, guaranties of loan, guaranties against loss or the giving or withholding of any proxies, consents or authorizations). The Company is currently evaluating its compensation policies and plans and intends to modify its existing plans and/or adopt new plans, including the granting of additional stock options to officers and directors, as the Company deems reasonable and appropriate to retain and attract management.

17.  Miscellaneous.

  The Offer is being made to all holders of Shares. The Company is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Company will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Company cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  The Company has filed with the SEC a Tender Offer Statement on Schedule TO, together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in "Section 10. Certain Information Concerning Us" (except that they will not be available at the regional offices of the SEC).

December 21, 2000                 EDGEWATER TECHNOLOGY, INC.

Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                       The Depositary for the Offer is:

                         EquiServe Trust Company, N.A.

    By Registered or         By Overnight Courier:            By Hand:
     Certified Mail:       EquiServe Trust Company,   EquiServe Trust Company,
EquiServe Trust Company,             N.A.                       N.A.
          N.A.                40 Camparelli Drive      c/o Securities Transfer
    Corporate Actions         Braintree, MA 02184                and
       Department           Attn: Edgewater Tender    Reporting Services, Inc.
     P.O. Box 842011                 Offer              100 William Street--
  Boston, MA 02284-2011                                       Galleria
                                                         New York, NY 10038

Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                    Corporate Investor Communications, Inc.
                A Georgeson Shareholder Communications Company
             111 Commerce Road . Carlstadt, New Jersey 07072-2586
                 Banks and Brokers call collect (201) 896-1900
                   All others call Toll Free (800) 752-5316

                    The Dealer Managers for the Offer are:

    Credit Suisse First Boston               Banc of America Securities LLC
            Corporation                            9 West 57th Street

                                                New York, New York 10019
       Eleven Madison Avenue                    Toll Free: (866) 691-5066
   New York, New York 10010-3629
     Toll Free: (800) 881-8320